Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

CCX HOLDINGS LLC,

GENTIVA HEALTH SERVICES, INC.

and

GENTIVA HEALTH SERVICES HOLDING CORP.

concerning the sale of capital stock of

CARECENTRIX HOLDINGS INC.

August 20, 2008

TABLE OF CONTENTS

Page

ARTICLE 1	THE TRANSACTIONS	2
Section 1.1	Stock Purchase	2
Section 1.2	Transaction Value	2
Section 1.3	Transaction Value Components	2
Section 1.4	Closing Payment Adjustment	3
ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER	5
Section 2.1	Organization; Qualification and Power	5
Section 2.2	Capitalization of the Companies	5
Section 2.3	Ownership of the Shares	5
Section 2.4	Subsidiaries	6
Section 2.5	Authorization; Enforceability; Noncontravention	6
Section 2.6	Financial Statements	7
Section 2.7	Taxes	7
Section 2.8	Absence of Undisclosed Liabilities	9
Section 2.9	Absence of Certain Changes or Events	9
Section 2.10	Employee Benefit Plans	11
Section 2.11	Real Property	12
Section 2.12	Owned and Leased Personal Property	13
Section 2.13	Intellectual Property	14
Section 2.14	Litigation	14
Section 2.15	Material Contracts	15
Section 2.16	Insurance	17
Section 2.17	Permits; Compliance with Law	17
Section 2.18	Environmental Matters	17
Section 2.19	Brokers’ Fees	17
Section 2.20	Assets Necessary to Business	18
Section 2.21	Labor and Employment Matters	18
Section 2.22	Affiliate Transactions	19
Section 2.23	Accounts Receivable	19
Section 2.24	Clients	19
Section 2.25	Providers	19
Section 2.26	Names	20
Section 2.27	Directors and Officers; Bank Accounts	20
Section 2.28	Health Care Compliance	20
Section 2.29	Books and Records	22
Section 2.30	No Other Representations or Warranties	22
ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF BUYER	23
Section 3.1	Organization and Standing	23

Section 3.2	Authorization and Enforceability	23
Section 3.3	Litigation	23
Section 3.4	Brokers’ Fees	24
Section 3.5	Investment Intent	24
Section 3.6	Financial Capability	24
Section 3.7	Investigation	25
ARTICLE 4	CLOSING	25
Section 4.1	Closing	25
Section 4.2	Parent’s and Seller’s Deliveries at Closing	25
Section 4.3	Buyer’s Deliveries at Closing	26
Section 4.4	Further Documents or Necessary Action	27
ARTICLE 5	COVENANTS AND AGREEMENTS	27
Section 5.1	Conduct of Business Pending the Closing	27
Section 5.2	Access By Buyer; Confidentiality	28
Section 5.3	Notice of Failure of Condition	28
Section 5.4	Reasonable Best Efforts	29
Section 5.5	Post-Closing Access to Records	29
Section 5.6	Monthly Financial Statements	29
Section 5.7	Supplemental Information	29
Section 5.8	Terminations of Rights to the Gentiva Name	30
ARTICLE 6	CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER	30
Section 6.1	Representations and Warranties True at Closing	30
Section 6.2	Performance	31
Section 6.3	No Material Adverse Effect	31
Section 6.4	Proceedings	31
Section 6.5	No Governmental Restriction	31
Section 6.6	Necessary Consents	31
Section 6.7	Bring-Down Certificate	31
Section 6.8	Releases	31
Section 6.9	Opinion of Counsel for Parent and Seller	31
Section 6.10	FIRPTA Affidavit	31
Section 6.11	Stockholders’ Agreement	32
Section 6.12	Registration Agreement	32
Section 6.13	Management Agreement	32
Section 6.14	Non-Competition Agreement	32
Section 6.15	Transition Services Agreement	32
Section 6.16	Holdco Board of Directors	32
Section 6.17	Restructuring	32
Section 6.18	Credit Agreement Consent	32
Section 6.19	Other Closing Deliveries	32

ARTICLE 7	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SELLER	32
Section 7.1	Representations and Warranties True at Closing	32
Section 7.2	Performance	33
Section 7.3	No Governmental Restriction	33
Section 7.4	Necessary Consents	33
Section 7.5	Bring-Down Certificate	33
Section 7.6	Credit Agreement Consent	33
Section 7.7	Stockholders’ Agreement	33
Section 7.8	Registration Agreement	33
Section 7.9	Non-Competition Agreement	33
Section 7.10	Management Agreement	33
Section 7.11	Transition Services Agreement	33
Section 7.12	Other Closing Deliveries	33
Section 7.13	Opinion of Counsel for Buyer	33
Section 7.14	Proceedings	33
ARTICLE 8	INDEMNIFICATION AND RELATED MATTERS	34
Section 8.1	Survival of Representations and Warranties	34
Section 8.2	Indemnification by Parent and Seller	34
Section 8.3	Indemnification by Buyer	36
Section 8.4	General Limitations on Indemnification	37
Section 8.5	Third Party Claims	38
Section 8.6	Payments	39
ARTICLE 9	TERMINATION	40
Section 9.1	Termination by Mutual Consent	40
Section 9.2	Effect of Termination	40
Section 9.3	Final Expiration	40
ARTICLE 10	TAX MATTERS	40
Section 10.1	Tax Matters	40
Section 10.2	Payments	41
Section 10.3	Allocation of Taxes	41
Section 10.4	Cooperation	42
Section 10.5	Tax Returns	42
Section 10.6	Claims; Tax Proceedings	43
Section 10.7	Refunds	44
Section 10.8	Certain Tax Elections	44
Section 10.9	Disputes	44
Section 10.10	Tax Sharing Agreements	44
Section 10.11	Other Treatment	45
Section 10.12	Survival	45
ARTICLE 11	DEFINITIONS	45

ARTICLE 12	GENERAL	53
Section 12.1	Entire Agreement	53
Section 12.2	Binding Effect; Benefits; Assignment	53
Section 12.3	Construction	54
Section 12.4	Amendment and Waiver	54
Section 12.5	Governing Law	54
Section 12.6	Jurisdiction	54
Section 12.7	Public Disclosure	55
Section 12.8	Notices	55
Section 12.9	Counterparts	56
Section 12.10	Expenses	56
Section 12.11	Severability	56
Section 12.12	Certain Information	56
Section 12.13	Specific Performance	57

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is dated as of August 20, 2008, by and among CCX Holdings LLC, a Delaware limited liability company (“Buyer”), Gentiva Health Services, Inc., a Delaware corporation (“Parent”), and Gentiva Health Services Holding Corp., a Delaware corporation (“Seller”). Capitalized terms used, but not otherwise defined, in this Agreement have the meanings given to them in Article 11 below.

RECITALS

WHEREAS, Seller owns, beneficially and of record, all of the issued and outstanding shares of capital stock of Gentiva CareCentrix, Inc., a Delaware corporation (“CareCentrix”), and Gentiva Health Services IPA, Inc., a New York corporation (“IPA”);

WHEREAS, as part of a series of transactions undertaken pursuant to one integrated plan that includes the transactions contemplated by this Agreement, immediately prior to the Closing, Seller shall complete a restructuring pursuant to which, among other things, (i) CareCentrix will redeem a portion of its outstanding shares of capital stock for two promissory notes issued to Seller, one having the principal amount of Thirty-Eight Million Dollars ($38,000,000) (the “Redemption Note”) and the second having the terms and principal amount as set forth in the form attached hereto as Exhibit A (the “Seller Note”), and (ii) Seller shall contribute all of its rights, title and interests in and to all of the then outstanding shares of capital stock of (x) CareCentrix and (y) IPA to CareCentrix Holdings Inc., a Delaware corporation and wholly-owned subsidiary of Seller (“Holdco” and, together with CareCentrix and IPA, the “Companies” and each a “Company”) in exchange for shares of common and preferred stock of Holdco (the “Restructuring”);

WHEREAS, as a result of the Restructuring, immediately prior to the Closing, Holdco shall own, beneficially and of record, all of then outstanding shares of capital stock of CareCentrix;

WHEREAS, simultaneously with the execution of this Agreement, and as a condition and inducement to Parent’s and Seller’s willingness to enter into this Agreement, Water Street Healthcare Partners II, L.P. (the “Guarantor”) has executed and delivered to Parent and Seller a Limited Guarantee, dated as of the date hereof (the “Guarantee”), in favor of Parent and Seller, with respect to certain obligations of Buyer under this Agreement; and

WHEREAS, concurrently with the Closing, CareCentrix FinanceCo Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“FinanceCo”), will merge with and into CareCentrix, with CareCentrix continuing as the surviving corporation (the “Merger”) with the shares of capital stock of FinanceCo being cancelled in the Merger and the shares of capital stock of CareCentrix remaining outstanding; and

WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, a portion of the shares of capital stock of Holdco as set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual representations, warranties and covenants set forth herein, the parties hereby agree as follows:

ARTICLE 1

THE TRANSACTIONS

Section 1.1      Stock Purchase. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens, subscriptions, options, warrants, calls, proxies, rights, commitments, or other restrictions of any kind, the shares of capital stock of Holdco set forth on Schedule 1.1 (the “Shares”) by delivering to Buyer stock certificates evidencing the Shares (the “Share Certificates”) duly endorsed in blank or accompanied by stock powers duly executed in blank, and proper forms for transfer, with all required stock transfer stamps affixed or provided, for the consideration specified below in Section 1.2.

Section 1.2      Transaction Value. The total value ascribed to the transactions contemplated by this Agreement shall be One Hundred Forty-Seven Million Dollars ($147,000,000).

Section 1.3	Transaction Value Components.

(a) Closing Payment. At the Closing, Buyer shall pay (or cause to be paid) to Seller by wire transfer of immediately available funds to an account designated by Seller an amount (the “Closing Payment”) equal to Forty-Six Million Dollars ($46,000,000).

(b) Merger. At the Closing, FinanceCo and CareCentrix shall effect the Merger, and immediately following such Merger CareCentrix shall pay in full the principal amount of the Redemption Note, which the parties acknowledge and agree shall not exceed Thirty-Eight Million Dollars ($38,000,000) in the aggregate. As part of the Merger, CareCentrix shall change its name from Gentiva CareCentrix, Inc. to CareCentrix, Inc.

(c) Seller Note. As part of the Restructuring, immediately prior to the Closing, CareCentrix shall deliver the Seller Note in an amount equal to Twenty-Five Million Dollars ($25,000,000), which shall be due and payable as set forth therein.

(d) Retained Shares. Following the Closing, Seller shall own, beneficially and of record, the shares of capital stock of Holdco set forth on Schedule 1.3(d) (the “Retained Shares”). The parties acknowledge and agree that the value ascribed to the Retained Shares as of the Closing shall be equal to Twenty-Six Million Dollars ($26,000,000) and the Retained Shares shall represent thirty-one percent (31.0%) of the issued and outstanding shares of capital stock of Holdco as of the Closing.

(e) Payment of Transaction Expenses. At the Closing, CareCentrix shall pay by wire transfer of immediately available funds such amounts necessary to pay the

Transaction Expenses, which the parties acknowledge and agree shall not exceed in the aggregate Seven Million Dollars ($7,000,000).

(f)  Cash Balance. As a result of the Merger and following the payment in full of the principal amount of the Redemption Note, the cash balance of CareCentrix shall have been increased as a result of the Merger from the proceeds of the Debt Financing in an amount equal to Five Million Dollars ($5,000,000) to fund future acquisitions by or the operating requirements of the Business.

Section 1.4	Closing Payment Adjustment.

(a) Within one hundred twenty (120) days after the Closing Date, Parent shall prepare and deliver to Buyer an unaudited balance sheet of the Business as of the Closing (the “Closing Balance Sheet”) and a statement (the “Working Capital Statement”) of Parent’s calculation of (i) the Net Working Capital and (ii) the amount, if any, by which the Net Working Capital is greater than Target Net Working Capital or the amount, if any, by which Target Net Working Capital is less than Net Working Capital (in either case, the “Net Working Capital Adjustment”, and as finally determined pursuant to Section 1.4(b), the “Final Closing Adjustment”). The Working Capital Statement shall be prepared in accordance with GAAP and the provisions of this Section 1.4 and in a manner consistent with the accounting principles reflected in Schedule 1.4.

(b) Until the Net Working Capital is finally determined pursuant to this Section 1.4, Buyer may review the work papers used in the preparation of the Working Capital Statement and Buyer’s calculation of the Net Working Capital and Parent shall make available to Buyer and its accountants all such work papers or other documents and information related thereto as may be reasonably requested by Buyer or its accountants, subject to the execution by Buyer and its accountants of any non-disclosure agreement reasonably requested by Parent. Parent’s calculation of the Net Working Capital delivered to Buyer shall become final for all purposes of this Agreement unless, within sixty (60) days after the receipt of such calculation by Buyer, Parent receives written notice of Buyer’s objections to Parent’s calculation of the Net Working Capital along with the determination of Buyer of the Net Working Capital Adjustment (the “Objection Notice”), consistent with the terms of Section 1.4 and a detailed explanation as to the reasons for such objections. If Buyer properly delivers an Objection Notice, Buyer and Parent shall attempt in good faith to resolve the objections within thirty (30) days after receipt of the Objection Notice. If Buyer and Parent resolve the objections within that time period, they shall promptly record the resolution in a writing signed by each of them, and the resolution shall be final, conclusive, binding and non-appealable on each of them. If Buyer and Parent are unable to agree on the Net Working Capital and the Net Working Capital Adjustment within thirty (30) days after such Objection Notice is delivered (or such longer period of time as the parties may mutually agree), Buyer and Parent shall submit such dispute to Deloitte & Touche LLP (or if Deloitte & Touche LLP is unwilling or unable to act in such capacity, then such other nationally recognized independent accounting firm, acting through such an office, as is mutually agreeable to the parties) (the “Independent Auditor”) and the Independent Auditor shall make the final determination of the Net Working Capital and the Net Working Capital Adjustment.

Submissions to the Independent Auditor must be written and delivered to Buyer and Parent. Buyer and Parent shall use reasonable best efforts to cause the Independent Auditor to resolve all disagreements as soon as practicable. The Independent Auditor shall act as a neutral arbitrator and, to the extent that GAAP leaves room for discretion, shall exercise that discretion independently, but within the range of differences between the parties. Buyer and Parent shall cause the Independent Auditor to consider only those items and amounts in the Working Capital Statement set forth in the Objection Notice which Buyer and Parent are unable to resolve. In resolving any disputed item, the Independent Auditor may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Auditor’s determination shall be made in accordance with the provisions hereof, including the definition of Net Working Capital included herein. The Independent Auditor shall revise the Working Capital Statement as appropriate to reflect its resolution of the disputed matters, which resolution shall be final, conclusive, binding and non-appealable on the parties, and may be enforced in a court of competent jurisdiction. The Working Capital Statement, in the form that is final, conclusive, binding and non-appealable on the parties in accordance with the terms of this Section 1.4(b), is referred to in this Agreement as the “Final Working Capital Statement.” The determination by the Independent Auditor of the Net Working Capital and the Final Closing Adjustment shall be final, conclusive, binding and non-appealable on the parties. Parent and Buyer shall each pay one-half of the Independent Auditor’s fees and expenses in connection with this Section 1.4(b); provided, however, if the Independent Auditor determines all issues entirely in favor of either Parent or Buyer, then (i) the party in whose favor the award is made shall also be awarded its own reasonable costs incurred in connection with the dispute resolution, which award shall be paid by the party against whom the award is made, and (ii) the Independent Auditor’s fees and expenses will be paid by the party against whom the award is made.

(c)  (i) If the Net Working Capital as determined pursuant to Section 1.4(b) is greater than the Target Net Working Capital, then Buyer shall pay Seller an amount equal to such excess, and (ii) if the Target Net Working Capital is greater than the Net Working Capital as determined pursuant to Section 1.4(b), then Seller shall pay Buyer an amount equal to the amount of such excess; provided, however, in the case of clauses (i) or (ii), if the absolute value of the difference between Net Working Capital and Target Net Working Capital is less than or equal to Three Hundred Thousand Dollars ($300,000), then there shall be no payment by Seller or Buyer, as the case may be, required under this Section 1.4(c). Any payment required pursuant to this Section 1.4(c) shall be made within three (3) business days of the determination of the Final Closing Adjustment, by wire transfer of immediately available funds, as directed by the recipient in writing, accompanied by interest on such amount from the Closing Date to the date of payment computed at the rate of five percent (5.00%) per annum.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER

Parent and Seller represent and warrant to Buyer that the statements in this Article 2 are true and correct, except as set forth in the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedule”). Notwithstanding anything to the contrary contained herein, disclosure of any item or other matter in any section of the Disclosure Schedule, if reasonably apparent from such disclosure, shall be deemed to be disclosure for all representations and warranties under this Agreement. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings given to them in this Agreement.

Section 2.1      Organization; Qualification and Power. Holdco and CareCentrix are each a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. IPA is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York. Each Company has the requisite corporate power and authority to own, lease and operate the properties now owned, leased or operated by it and to carry on its business as presently conducted. Each Company is duly qualified or authorized to do business as a foreign corporation in the jurisdictions identified on Schedule 2.1, and no Company is required to qualify to do business in any other jurisdiction, except where the failure to so qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect. A true, correct and complete copy of each Company’s certificate of incorporation as in effect on the date of this Agreement is attached to Schedule 2.1. Parent and Seller have made available to Buyer a true and complete copy of each Company’s bylaws, as amended and as in effect on the date of this Agreement. No Company is in default under or in violation of any provision of its certificate of incorporation or bylaws.

Section 2.2      Capitalization of the Companies. The duly authorized and issued and outstanding shares of capital stock of each Company are listed on Schedule 2.2. All of the issued and outstanding shares of each Company’s capital stock are duly and validly authorized and issued, fully paid and nonassessable and have not been issued in violation of any Law or any charter or other provision regarding pre-emptive, anti-dilution or similar rights of stockholders. Except as disclosed in Schedule 2.2 and the transactions contemplated by this Agreement, there are no outstanding or authorized subscriptions, options, rights, warrants, puts, calls or Contracts of any type (a) obligating Parent, Seller or any Company to issue, sell or transfer any shares of any Company’s capital stock, any securities convertible into shares of capital stock of any Company, or any other rights to acquire capital stock of any Company, (b) obligating Parent, Seller or any Company to grant, offer or enter into any of the foregoing, (c) relating to the voting or control of any shares of capital stock of any Company, or (d) obligating Parent, Seller or any Company to repurchase or otherwise acquire or retire any shares of capital stock of any Company.

Section 2.3      Ownership of the Shares. Seller owns, beneficially and of record, and has valid title to, the Shares, free and clear of all Liens, except for Liens that will be released at Closing. At the Closing, Buyer will acquire good and marketable title to the Shares, free and clear of all Liens. The Shares represent sixty-nine percent (69.0%) of the issued and outstanding shares of capital stock of Holdco.

Section 2.4      Subsidiaries. Except as disclosed in Schedule 2.4, no Company has, or has had since the Compliance Date, any direct or indirect subsidiaries, or presently owns, of record or beneficially, or controls, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any Person, whether active or dormant, nor is any Company, directly or indirectly, a participant in any joint venture, partnership, limited liability company, trust, association or other non-corporate entity.

Section 2.5	Authorization; Enforceability; Noncontravention.

(a) Each of Parent and Seller has the requisite authority to enter into and deliver this Agreement and the agreements contemplated hereby to which it is a party, to carry out the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All necessary and appropriate action has been taken by each of Parent and Seller with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder. No approval or consent of Parent’s stockholders is required to be obtained (under the Laws of Delaware or otherwise) by Parent with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been, and each of the agreements contemplated hereby to which Parent and Seller are parties will be, duly and validly executed and delivered by each of Parent and Seller.

(b) Except for the filing and notification requirements under the HSR Act and as set forth on Schedule 2.5(b), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for (a) the execution of this Agreement or the agreements contemplated hereby or the consummation by Parent, Seller and each Company of the transactions contemplated hereby or thereby and (b) any Company to carry on the business of such Company after the Closing in substantially the same manner as presently conducted and as presently proposed by such Company to be conducted. Except as set forth on Schedule 2.5(b), neither the execution and delivery of this Agreement nor the agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby by Parent, Seller and each Company, will (i) violate any provision of the certificate of incorporation or bylaws of Parent, Seller or any Company, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, violate or require any notice under, any material Contract, franchise or Permit to which Parent, Seller or any Company is a party or by which Parent, Seller or any Company is bound, (iii) violate any Law or Order applicable to Parent, Seller, or any Company or (iv) result in the imposition of any Lien upon the Shares or any asset of any Company, except, in the case of clauses (ii), (iii) and (iv), for such conflicts, violations, breaches, defaults or Liens as have not had and would not reasonably be expected to have a Material Adverse Effect and would not materially impair or delay the ability of Parent, Seller or any Company to consummate the transactions contemplated by, or perform their obligations under this Agreement. Assuming the due authorization, execution and delivery by the other parties thereto, this Agreement constitutes, and each agreement contemplated hereby to which Parent, Seller or any Company is a party, when executed and delivered by Parent, Seller or any Company and the other parties thereto, will constitute, a valid and binding obligation of Parent, Seller or such Company, as applicable, enforceable against such party in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

Section 2.6	Financial Statements.

(a) Attached as Schedule 2.6(a) are copies of (i) the unaudited financial statements of the Business as of and for the fiscal years ended December 31, 2006 and December 30, 2007 (collectively, the “Annual Financial Statements”) and (ii) the unaudited financial statements of the Business as of and for the six-month period ended June 29, 2008 (the “Interim Financial Statements”, and together with the Annual Financial Statements, the “Financial Statements”).

(b) Except as disclosed in Schedule 2.6(b), each of the Financial Statements was prepared based upon the information contained in the books and records (which, in turn, are accurate and complete in all material respects) of the Business and presents fairly, in all material respects, the financial position of the Business as of the dates indicated and the results of its operations for the periods then ended in accordance with GAAP. For purposes of this Agreement, the Financial Statements lack footnotes, schedules and other presentation items.

(c) Except as disclosed in Schedule 2.6(c), the Companies have no outstanding Indebtedness; provided, however, immediately prior to the Closing, CareCentrix shall issue the Seller Note, and, at the Closing, CareCentrix shall pay in full the Redemption Note. The Companies have satisfied in full all obligations, contingent or otherwise, with respect to any purchase price, earn-out or working capital adjustments payable in respect of any business or operations acquired under any Contract.

Section 2.7	Taxes. Except as disclosed in Schedule 2.7:

(a) Each material Tax Return required to be filed by, or with respect to, each Company has been timely filed in accordance with applicable Laws. All such Tax Returns were true, correct and complete in all material respects. All material amounts of Taxes due and payable with respect to each such Tax Return, or otherwise due and payable by, or with respect to, any Company, have been timely paid. There are no unpaid assessments for additional Taxes of any Company.

(b) No claim has been made by any Governmental Authority in the last five (5) years that any Company has not paid Taxes or filed Tax Returns in a jurisdiction in which any Company does not file a Tax Return.

(c) There are no Liens for Taxes on any assets of any Company, except for Permitted Liens.

(d) No Company has ever been a member of any affiliated group of corporations (other than the Parent Affiliated Group) that files a consolidated, combined or unitary group for federal, state, local, or foreign Tax purposes. No Company is liable for Taxes of any other Person (other than other members of the Parent Affiliated Group) as a result of transferee liability, successor liability, joint or several liability (including, without limitation, pursuant to Treasury Regulation Section 1.1502-6 or similar provision of state, local or foreign tax), or a contract the primary purpose of which is to allocate the sharing of Tax liabilities or Tax benefits.

(e) Each Company has withheld all required amounts from its employees, agents, contractors, nonresidents, and other persons and timely remitted such amounts to the proper Governmental Authority in accordance with all applicable Laws.

(f)  No federal, state, local or foreign Tax audits or other administrative proceedings, or court proceedings are presently in progress, or to Parent’s knowledge, pending or threatened with regard to any Taxes or Tax Returns of any Company. No private letter ruling, technical advice or, application for a change of any method of accounting made by, or with respect to any Company, are presently pending with any Governmental Authority.

(g) No Company is a “United States real property holding corporation” within the meaning of Code section 897(c).

(h) No Company has been, in the past two (2) years, a party to a transaction (i) reported or intended to qualify as a reorganization under Code section 368 or (ii) reported or intended to qualify as a distribution governed by Code sections 355 or 356.

(i)  No Company has engaged in any transaction that could affect its income Tax liability for any taxable year not closed by the statute of limitations which is a “listed transaction” within the meaning of Treasury Regulation sections 1.6011, 301.6011-4, or 301.6112 (irrespective of the effective date).

(j)  No Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code section 453 (or any similar provision of foreign, state, or local Law); (ii) a transaction occurring on or before the Closing reported as an “open transaction” for U.S. federal income tax purposes (or any similar doctrine for foreign, state or local tax purposes); (iii) amounts received on or prior to the Closing Date that are not to be Taxed under such Company’s (or Parent Affiliated Group’s) method of accounting until after the Closing Date; (iv) a change in method of accounting; or (v) an agreement (including a “closing agreement” within the meaning of Code section 7121) entered into with any Governmental Authority on or prior to the Closing Date.

(k)  There is no contract, agreement, plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of any Company that, individually or collectively, could give rise to a payment (or the provision of any other benefit such as accelerated vesting) by any Company that would not be deductible by reason of Code section 280G or subject to an excise tax under Code section 4999. Each of the Companies’ “nonqualified deferred compensation plans” within the meaning of Code section 409A is in material compliance with Code section 409A and no such plan is anticipated to result in a participant’s incurring income acceleration or penalties under Code section 409A. No Company has any obligation, or potential obligation, to indemnify for, or otherwise pay, any Taxes imposed on any employee or independent contractor, including Taxes imposed under Code section 409A or Code section 4999.

Section 2.8      Absence of Undisclosed Liabilities. No Company has any liabilities, whether currently matured or unmatured, accrued, absolute, contingent, unliquidated or otherwise, other than the following:

(a) liabilities reflected or reserved against in the balance sheet included in the Interim Financial Statements (the “Latest Balance Sheet”) or otherwise specifically disclosed in Schedule 2.8(a);

(b) liabilities incurred in the Ordinary Course since the date of the Latest Balance Sheet, none of which constitute a breach of any other representation of warranty of Parent or Seller contained in this Agreement; and

(c) as of the Closing Date, (i) liabilities that will be reflected or reserved against in the Final Working Capital Statement and (ii) the Seller Note.

Section 2.9      Absence of Certain Changes or Events. Except as disclosed in Schedule 2.9 or as specifically contemplated by this Agreement, since the date of the Latest Balance Sheet:

(a) there has been no Material Adverse Effect, nor has there occurred any event, which, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(b) each Company has been operating only in the Ordinary Course, and there has been no change in accounting methods, policies or practices;

(c) no Company has, except as set forth on Schedule 2.9(c), incurred any Indebtedness or been delinquent in the payment of any such Indebtedness (excluding intercompany indebtedness between a Company and its Affiliates incurred in the Ordinary Course);

(d) no Company has (i) sold, leased or disposed of, or subjected to any Lien, any of its tangible or intangible assets, other than the sale, lease or disposition in the Ordinary Course of inventory, miscellaneous items of machinery and equipment and assets no longer necessary to the operation of its business, or (ii) canceled or released any debt or claim held by it other than in the Ordinary Course;

(e) there has been no theft of, or damage, destruction or loss to, (i) any asset of any Company necessary to the operation of its business, the value of which individually or in the aggregate exceeds $250,000, whether or not covered by insurance, or (ii) any of the books and records of any Company;

(f)  no Company has, except as set forth on Schedule 2.9(f), entered into, modified or terminated any Material Contract;

(g) no Company has individually incurred, and the Companies in the aggregate have not incurred, undischarged obligations or commitments for capital expenditures of $250,000 or more;

(h) other than the Redemption Note or the Seller Note, no Company has issued (or agreed to issue) any notes, bonds or other debt securities or any of its capital stock or other equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or any other equity securities, or any warrants, options or other rights to acquire shares of its capital stock or other equity securities;

(i)  other than in connection with the Restructuring, no Company has redeemed or repurchased, directly or indirectly, any shares of its capital stock or other equity securities;

(j)  other than in connection with the Restructuring and as set forth in subsection (p), no Company has declared, set aside or paid any cash or stock dividend or other constructive or deemed distribution in respect of any shares of such Company, or otherwise made any payment to any of its stockholders in their capacities as stockholders;

(k) no Company has discharged or satisfied any Lien or paid any obligation or liability, other than in the Ordinary Course;

(l)  no Company has mortgaged, pledged or subjected to any Lien any portion of its properties or assets;

(m)no Company has suffered any extraordinary losses or waived any rights of material value, whether or not in the Ordinary Course;

(n)  no Company has made or granted any bonus or any wage, salary or compensation increase in excess of $100,000 per year to any director, officer, employee, group of employees, sales representative or consultant, or made or granted any increase in any Benefit Plan or arrangement, amended or terminated any existing Benefit Plan or arrangement or adopted any new Benefit Plan or arrangement;

(o) no Company has encountered any labor union organizing activity, had any actual or, to Parent’s knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material adverse change in its relations with its employees, agents, customers or suppliers;

(p) no Company has conducted its cash management customs and practices other than in the Ordinary Course, including with respect to maintenance of working capital balances, collection of accounts receivable and payment of accounts payable;

(q) no Company has made any loans to any Persons, advances to any Persons, other than in the Ordinary Course, or guarantees for the benefit of any Persons;

(r)  no Company has made any charitable contributions or pledges or paid any association fees or dues in excess of $100,000;

(s) no Company has entered into any lease of capital equipment or real estate involving rental payments in excess of $100,000per annum;

(t)  no Company has entered into any transaction with any Affiliate, other than in the Ordinary Course;

(u) no Company has undertaken any layoff of employees to which the WARN Act or the Older Workers Benefits Protection Act, as amended, could apply;

(v) no Company has instituted, settled or agreed to settle any litigation or Action before any Governmental Authority other than in the Ordinary Course consistent with past practices but not in any case involving amounts in excess of $100,000; and

(w)there has been no authorization, approval, agreement or commitment to do any of the foregoing.

Section 2.10	Employee Benefit Plans.

(a) Schedule 2.10(a) contains a true and complete list of each written, and a description of each oral, Benefit Plan. All contributions and other payments required to be made by any Company to any Benefit Plan (or to any person pursuant to the terms thereof) prior to the date hereof have been made and all other contributions, payments and unfunded benefit liabilities have been fully accrued in the Financial Statements in accordance with GAAP.

(b) To Parent's knowledge, no asset of any Company is subject to any Lien under ERISA or the Code.

(c) Each of the Benefit Plans intended to be “qualified” under Section 401(a) of the Code has been determined by the Internal Revenue Service to be "qualified," and, to Parent’s knowledge, there are no facts which would adversely affect the qualified status of such Benefit Plan. Each Company is in compliance in all material respects with, and each of the Benefit Plans is and has been operated in all material respects in compliance with, all applicable Laws and its terms. To Parent's knowledge, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against or with respect to any Benefit Plans or the assets of such plans, and, to Parent’s knowledge, no facts exist that could give rise to such actions, suits, or claims (other than routine claims for benefits) against such plans or the assets of such plans. To Parent's knowledge, no “prohibited transactions” as defined in Sections 406 and 407 of ERISA or Section 4975 of the Code have occurred for which an exemption is not available with respect to any Benefit Plan that could give rise to any material liability on the part of any Company or any Benefit Plan, or any fiduciary, party in interest or disqualified personnel with respect thereto.

(d) Except as disclosed in Schedule 2.10(d), no Benefit Plan provides post-employment health or other welfare benefits, including without limitation death or medical benefits (whether or not insured) to Employees or former employees beyond their retirement or other termination of service, except as required by Section 4980G of the Code (“COBRA”), and each Company is in compliance in all material respects with the applicable requirements of COBRA and Title I, Part 6 of ERISA and the requirements of the Health Insurance Portability and Accountability Act of 1996, or any amendments to each such act, or any similar provisions of state law applicable to the Employees.

(e) Parent has provided to Buyer a true, correct and complete copy of each Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Buyer, there are no amendments to any Benefit Plan that have been adopted or approved nor has any Company undertaken to make any such amendments or to adopt or approve any new Benefit Plan.

(f)  No Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”). Neither any Company nor any ERISA Affiliate has within the past six (6) years contributed to or been required to contribute to any retirement plan that is subject to Title IV of ERISA or Section 412 of the Code, a Multiemployer Plan or Multiple Employer Plan or has withdrawn from any Multiemployer Plan where such withdrawal has resulted or would result in any “withdrawal liability” (within the meaning of Section 4201 of ERISA) that has not been fully paid.

(g) No Company maintains any Benefit Plan that provides benefits to any Employee or former employee (or to their beneficiaries or dependents) employed outside the United States (the “Non-U.S. Plans”). Each Non-U.S. Plan complies in form and operation with the applicable laws and regulations of the governing jurisdiction.

(h) Each Benefit Plan can be terminated without further material liability to any Company.

Section 2.11	Real Property.

(a) No Company owns, or has owned since the Compliance Date, any real property.

(b) Schedule 2.11(b) sets forth a list of all of the leases and subleases (“Leases”) and each leased and subleased parcel of real property in which any Company has a leasehold or subleasehold interest (the “Real Property”). To Parent’s knowledge, each Lease is in full force and effect and the applicable Company holds a valid and existing leasehold or subleasehold interest under such Lease, free and clear of all Liens, except for Permitted Liens. Parent has made available to Buyer true, correct and complete copies of each of the Leases. With respect to each Lease, except as disclosed in Schedule 2.11(b): (i) the Lease is legal, valid, binding, enforceable in all material respects against the applicable Company and to Parent’s knowledge against the other parties thereto (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity); (ii) neither Parent, Seller, any Company nor, to Parent’s knowledge, any other party to the Lease is in material breach or in material default thereunder, and no event has occurred which, with notice or lapse of time, would constitute such a material breach or material default on the part of any Company or, to Parent’s knowledge, the other parties thereto, or permit termination of or modification to material terms of the Lease; (iii) to Parent’s knowledge, no written notices of disputes, oral agreements or forbearance programs in effect as to the Lease have been sent or received by Parent, Seller or any Company; and (v) neither Parent, Seller nor any Company has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease.

(c) Except as disclosed in Schedule 2.11(c), (i) neither Parent, Seller, any Company nor any of its predecessors has ever owned any real property used in the operation of any Company's business, and (ii) to Parent’s knowledge, since April 3, 2006, neither Parent, Seller, any Company, nor any of its predecessors has leased or subleased any real property used in the operation of any Company’s business, except as otherwise set forth on Schedule 2.11(b).

(d) To Parent’s knowledge, all buildings and all components of all the building structures, and other improvements included within the Real Property (the “Improvements”), are in good condition and repair and adequate to operate in all material respects such facilities as currently used. To Parent’s knowledge, there are no facts or conditions affecting any of the Improvements that could, individually or in the aggregate, interfere in any significant respect with the use, occupancy, or operation thereof, as currently used, occupied, or operated, or as currently intended by any Company to be used, occupied, or operated.

Section 2.12	Owned and Leased Personal Property.

(a) Schedule 2.12(a) identifies all personal property owned by any Company having a current book value in excess of $50,000. Each Company has good and marketable title to, or a valid leasehold interest in, all personal property used in connection with the operation of the business of such Company, free and clear of all Liens, except for Permitted Liens. All such assets in the aggregate are (i) suitable for the purposes for which they are being used and for which they will be used as of the ClosingDate, (ii) in good operating condition and repair, ordinary wear and tear excepted, and (iii) in material conformity with all applicable Laws relating to their use and operation.

(b) Except as disclosed in Schedule 2.12(b), no Company is a party to any personal property lease with lease payments during the remaining term of the lease in excess of $50,000. All leases identified on Schedule 2.12(b) are in full force and effect. No Company is in material default under any of the leases identified on Schedule 2.12(b), and, to Parent’s knowledge, no other party thereto is in material default under any such leases.

Section 2.13	Intellectual Property.

(a) Each Company owns or has the right to use pursuant to a valid and enforceable license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operation of its business as currently conducted (the “Company Intellectual Property”).

(b) To Parent’s knowledge, no Company has interfered with, infringed upon, misappropriated or otherwise come into conflict in any material respect with any Intellectual Property rights of any third party. No Company has received any written claim or notice alleging any such interference, infringement, misappropriation or violation (including any claim that any Company must license or refrain from using any Intellectual Property rights of any Person). To Parent’s knowledge, no Person has interfered with, infringed upon, misappropriated or otherwise come into conflict in any material respect with any Intellectual Property rights owned by any Company or used in connection with its business.

(c) Schedule 2.13(c) identifies each patent and each registered trademark, service mark, copyright and logo owned by each Company, and each pending patent application or application for registration that has been filed on behalf of such Company. With respect to each such item of Intellectual Property identified on Schedule 2.13(c): (i)  such Company owns all right, title and interest in and to such item, free and clear of all Liens, except for Permitted Liens; and (ii) such Company has not received written notice specifically challenging the legality, validity, enforceability, use or ownership of such item. Except as disclosed in Schedule 2.13(c), no Company has granted, or obligated itself to grant, any outstanding licenses or other rights in or to any Intellectual Property owned by any Company.

(d) No Company is party to any license, sublicense or agreement, or has otherwise received permission from any third party pursuant to which any item of Intellectual Property is used by any Company in its business (except for “shrink-wrap” or “click-through” license agreements pertaining to software licensed to any Company that are available in consumer retail stores or are otherwise commercially available).

Section 2.14    Litigation. Except as disclosed in Schedule 2.14, there is no Proceeding (i) pending or, to Parent’s knowledge, threatened against any Company, Parent (in respect of the business of any Company) or Seller (in respect of the business of any Company) or (ii) pending or, to Parent’s knowledge, threatened against any officers, directors or employees of any Company with respect to their business activities on behalf of any Company. Except as disclosed in Schedule 2.14, no Company is subject to any Order.

Section 2.15	Material Contracts.

(a) Except as set forth in Schedule 2.15(a), no Company or any of its assets is bound by any of the following Contracts that, where applicable, involve payments yet to be made during the next twelve (12) months of more than $260,000 in the aggregate (or such other amount specified below) or are not terminable by such Company without liability, premium or penalty on ninety (90) days’ notice or less (collectively, the “Material Contracts”):

(i)        (A) any Contract for the employment of any person who, for the fiscal year ended December 30, 2007, received base compensation of $260,000 or more or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby or (B) any Contract with any labor union or any severance Contracts, programs, policies or arrangements;

(ii)       (A) any Contract with an independent contractor or consultant (or similar arrangement) and (B) any Contract with an independent contractor or consultant (or similar arrangement) that is a referral source or an officer, director, manager, or employee of a referral source no matter the amount of the compensation;

(iii)      any guarantee or other contingent liability in respect of any indebtedness or obligation of any other Person (other than the endorsement of negotiable instruments for collection in the Ordinary Course);

(iv)      any loan or advance to, or investment in, any Person, or any Contract relating to the making of any such loan, advance or investment (other than extensions of credit to clients in the Ordinary Course);

(v)       any Contract under or pursuant to which any Company has borrowed money, guaranteed indebtedness for borrowed money, mortgaged, pledged or otherwise placed a Lien on any asset or group of assets or entered into any letter of credit arrangements;

(vi)	any Contract relating to capital expenditures;

(vii)     any Contract limiting the freedom of any Company to engage in any line of business or to compete with any other Person;

(viii)    any sales representative, manufacturer’s representative, or distribution Contract;

(ix)      any Contract (other than purchase orders received in the Ordinary Course) for the committed future sale or purchase of any products or services;

(x)       any Contract relating to any royalty arrangements or the assignment, license, indemnification or other agreement with respect to any Intellectual Property, including all agreements pursuant to which any Company has licensed or received a license to any computer software;

(xi)	any service or maintenance Contract;

(xii)     any Contract between any Company and either Parent or Seller;

(xiii)    any lease or agreement under which any Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by any Company;

(xiv)    any nondisclosure or confidentiality agreements (other than those entered into in the Ordinary Course with clients, providers and employees);

(xv)     any power of attorney or other similar agreement or grant of agency;

(xvi)    any agreement with any Person whereby any Company or the management or board of directors or any Company has agreed to do anything beyond the requirements of any formal written contracts executed by any Company, including any agreement with any Person who is a referral source for any Company’s products no matter the amount of the payment;

(xvii)	any warranty agreement with respect to services rendered; and

(xviii)  any agreement with a health care facility; any joint venture agreement with a health care entity or other Person involved in health care; any employment agreement, independent contractor agreement, or consulting agreement with a physician or physician-owned entity; and any other Contract or agreement with any Person that is a referral source for any Company or Person for whom any Company is a referral source (including physicians, hospitals, skilled nursing facilities and insurers).

(b) All Material Contracts and all Contracts with the Top Clients and Top Providers are in full force and effect and are valid, binding and enforceable in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity). Except as disclosed in Schedule 2.15(b), (i) no Company or, to Parent’s knowledge, any other party is in material breach of, or in material default under, any Material Contract or any Contract with a Top Client or Top Provider and (ii) to Parent’s knowledge, no other party to any Material Contract or any Contract with a Top Client or Top Provider intends to breach it.

(c) Parent has made available to Buyer true, correct and complete copies of all written Material Contracts and all written Contracts with the Top Clients and Top Providers, in each case together with all amendments, waivers or other changes thereto.

Section 2.16    Insurance. Each of CareCentrix and IPA is covered by policies of insurance and bonds issued to or on behalf of Parent of the type and in amounts customarily carried by Persons conducting business or owning assets similar to those conducted or owned by CareCentrix and IPA. Such policies and bonds are set forth in Schedule 2.16 (the “Insurance Policies”). Schedule 2.16 sets forth a claims history for the past five (5) years in respect of the Insurance Policies as such claims relate to CareCentrix or IPA, as applicable. All of the Insurance Policies are outstanding and in full force and effect and will remain in full force and effect after the consummation of the transactions contemplated hereby with respect to occurrences prior to the Closing. CareCentrix and IPA shall not be covered by the Insurance Policies with respect to occurrences from and after the Closing. All premiums that are due with respect to the Insurance Policies are currently paid.

Section 2.17	Permits; Compliance with Law.

(a) Schedule 2.17(a) contains a complete list of all Permits issued to each Company that are currently used by such Company in connection with its business, except for such immaterial Permits that would be readily obtainable by any qualified applicant without any undue burden or cost in the event of any lapse, termination, cancellation or forfeiture thereof. Each Company owns, holds or possesses all Permits necessary for the ownership of properties and assets of such Company and the operation of the business of such Company as presently conducted. CareCentrix and IPA own, hold or possess all Permits necessary for the operation of the Business as presently conducted. Each Company is in compliance in all material respects with all such Permits, all of which are in full force and effect. Except as set forth on Schedule 2.17(a), no consent from any Governmental Authority is necessary for the continued validity of all Permits after the consummation of the transactions contemplated hereby. Parent has made available to Buyer true, correct and complete copies of all Permits identified on Schedule 2.17(a).

(b) Except as disclosed in Schedule 2.17(b), each Company has complied in all material respects with, and is in compliance in all material respects with, all applicable Laws.

Section 2.18    Environmental Matters. Except as disclosed in Schedule 2.18, each Company has obtained all Permits and made all notifications and filings required by, and otherwise complied in all material respects with, all Environmental Laws applicable to it. Except as disclosed in Schedule 2.18, (a) the Real Property is free in all material respects of Environmental Contamination, and (b) no underground storage tanks, landfills or open dumps are located on or under any of the Real Property. Except as disclosed in Schedule 2.18, there is no Proceeding pending or, to Parent’s knowledge, threatened against any Company that alleges any failure to comply with, or any liability arising under, any Environmental Law. Except as disclosed in Schedule 2.18, since the Compliance Date, no Company has treated, stored, disposed of, arranged for the disposal of, handled or released any Hazardous Substance, or owned or operated any facility or property in a manner that will give rise to material liability under any Environmental Law.

Section 2.19    Brokers’ Fees. Except as disclosed in Schedule 2.19, no broker, finder or other Person acting in a similar capacity has participated on behalf of Parent, Seller or any Company in connection with the transactions contemplated by this Agreement and there are no brokers’ fees, finders’ fees, agents’ commissions or similar fees payable by any Company in connection with this Agreement or the transactions contemplated hereby.

Section 2.20    Assets Necessary to Business. Except (i) as disclosed in Schedule 2.20 and (ii) for assets, properties, contracts or rights made available under the Transition Services

Agreement, the assets, properties, contracts and rights of CareCentrix and IPA include (and immediately after the Closing will include) all of the assets, properties, contracts and rights necessary for the conduct of the Business as it is currently conducted and necessary to conduct the Business immediately following the Closing as it is currently conducted; provided, however, that nothing in this Section 2.20 shall be deemed to constitute a representation or warranty as to the adequacy of the amounts of cash or working capital (or the availability of the same); provided further that this Section 2.20 shall not be deemed to be breached as a result of any action that Parent, Seller or any Company is required or permitted to take pursuant to Section 5.1, or for which Buyer has provided its written consent (including pursuant to Section 5.1).

Section 2.21	Labor and Employment Matters.

(a) Except as set forth on Schedule 2.21(a), there are not, and there have not been in the past three (3) years, any controversies pending or, to Parent’s knowledge, threatened, between any Company and any of its employees, which controversies have resulted in or would reasonably be expected to result in a material Proceeding. Except as set forth on Schedule 2.21(a), there is not currently, and there has not been in the past three (3) years, any claim against any Company or any of its directors or officers or any complaint by any employee of any Company based on actual or alleged wrongful termination or any claim against any Company or any of its directors or officers of unlawful dismissal or unfair dismissal or any claim against any Company or any of its directors or officers on the basis of race, age, sex, disability or other harassment or discrimination, nor, to Parent’s knowledge, any basis for any such claim.

(b) No Company is party to or bound by any collective bargaining agreement or relationship with any labor organization. Except as set forth in Schedule 2.21(b), with respect to each Company: (i) no executive, key employee, or group of employees has given notice to such Company, and, to Parent’s knowledge, no plans exist to terminate his, her or its employment or engagement with such Company; (ii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iii) no union organizing or decertification efforts are underway or, to Parent’s knowledge, threatened; (iv) within the past three (3) years no labor strike, work stoppage or slowdown, or other labor dispute has occurred, and none is underway or, to Parent’s knowledge, threatened; (v) there is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, (A) which has been made known to any management level employee within the Human Resources department of such Company during the past three (3) years, (B) pending, or (C) to Parent’s knowledge, threatened in any forum, in each case, relating to an allowed violation or breach by such Company or any of its directors and officers of any law, regulation or contract; and (vi) such Company has not committed any act or omission giving rise to liability for any violation identified in subsection (v) above. Such Company has not implemented any plant closing or mass layoff of employees of any Company as those terms are defined in the WARN Act, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before the Closing.

(c) Schedule 2.21(c) contains a true, correct and complete list of the following information for each employee and independent contractor of each Company, including each employee on leave of absence or layoff status: name; job title; and the current and the prior year’s compensation or remuneration (including any bonus). The employees and independent contractors identified on Schedule 2.21(c) constitute all of the employees and independent contractors necessary for the operation of the Business as presently conducted, except for Parent’s employees and independent contractors who support the Business (whose support shall be provided to CareCentrix and IPA pursuant to the terms and conditions of the Transition Services Agreement). Except as set forth on Schedule 2.21(c), to Parent’s knowledge, no Company has made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors or other Persons.

Section 2.22    Affiliate Transactions. Except as disclosed in Schedule 2.22, no officer (or any member of his or her immediate family), director (or any member of his or her immediate family), stockholder or Affiliate of any Company, and, to Parent’s knowledge, no employee (or any member of his or her immediate family) of any Company (each, an “Affiliated Person” and, collectively, “Affiliated Persons”), owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with any Company (other than at will employment arrangements) or has any material interest in any property or asset used by any Company. Schedule 2.22 sets forth all receivables from Affiliated Persons to any Company and payables from any Company to Affiliated Persons as of the date of the Latest Balance Sheet (including trade payables or accruals owing to Affiliated Persons).

Section 2.23    Accounts Receivable. Except as disclosed in Schedule 2.23, (i) all of the notes and accounts receivable reflected on the Latest Balance Sheet (the “Accounts Receivable”) (A) are properly reflected on the Business' books and records in accordance with GAAP and (B) are bona fide receivables incurred in the Ordinary Course, and (ii) no Person has, and as of the Closing Date, no Person will have, any Lien on any Accounts Receivable.

Section 2.24    Clients. Schedule 2.24 contains a true, correct and complete list of the top ten (10) clients (the “Top Clients”) of the Business by dollar volume of sales for the six months ended June 29, 2008 and for the 12 months ended December 30, 2007. Neither Parent nor CareCentrix nor IPA has received any written notice from any Top Client (other than CIGNA Health Corporation) to the effect that, nor do the individuals listed on Schedule 2.24 have knowledge that, any such Top Client will stop, or materially decrease the rate of, purchasing services and/or products of the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 2.25    Providers. Schedule 2.25 contains a true, correct and complete list of the top thirty (30) providers (the “Top Providers”) of the Business by dollar volume of expenditures for the 12 months ended June 29, 2008. Neither Parent nor CareCentrix nor IPA has received any written notice from any Top Provider to the effect that, nor do the individuals listed on Schedule 2.25 have any knowledge that, any such Top Provider will stop, or materially decrease the rate of, providing services to the Business (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 2.26    Names. Except as disclosed in Schedule 2.26, during the five-year period prior to the execution and delivery of this Agreement, no Company has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business.

Section 2.27    Directors and Officers; Bank Accounts. Schedule 2.27(a) sets forth a true, correct and complete list of all directors and officers of each Company. Schedule 2.27(b) lists each banking institution in which any Company has accounts, safety deposit boxes or lock boxes, and the name of each Person authorized to draw thereon or to have access thereto.

Section 2.28    Health Care Compliance. Without limiting the generality of any other representation or warranty made herein:

(a) Except as disclosed in Schedule 2.28(a), each Company is in compliance in all material respects with all Laws of any federal, state or local Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, whether applicable to relationships with Government Health Care Programs, commercial third-party payors, or individuals, (including without limitation Title XVIII of the Social Security Act, as amended), governing health insurance for the aged and persons with end-stage renal disease and certain disabilities (“Medicare”) and regulations pertaining thereto; all federal Laws affecting the medical assistance program established by Title XIX and Titles V, XIX (“Medicaid”), XX, and XXI of the Social Security Act (and together with “Medicare” and “Medicaid,” “Government Health Care Programs”), and all state Laws for Government Health Care Programs enacted in connection with the federal laws and regulations; Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute;” Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Ethics in Patient Referrals Act) and regulations pertaining thereto, commonly referred to as the “Stark Statute;” 31 U.S.C. §3729 et seq. commonly known as the “False Claims Act” and regulations pertaining thereto; federal and state laws and regulations regarding the submission of false claims, false billing, false coding, and similar state laws and regulations; federal and state Laws applicable to reimbursement and reassignment; state Laws regarding insurance fraud; federal and state licensing Laws; Laws administered by the federal Food and Drug Administration; Laws administered by the federal Drug Enforcement Administration and analogous state agencies; and state certificate of need laws (collectively, “Healthcare Laws”).

(b) Except as disclosed in Schedule 2.28(b), no Company (i) is a supplier or provider under a Contract with the Centers for Medicare and Medicaid Services (“CMS”), or is a Party to any Contract with a state Medicaid agency; or (ii) is a party to any Contract with a Medicare Advantage or Medicaid managed care plan.

(c) All Contracts of each Company with third-party payors were entered into by such Company in the Ordinary Course. Each Company is in material compliance with each of its respective third-party payor Contracts (whether Government Health Care Program agreements or commercial agreements), including, without limitation, requirements to provide quality assurance services and/or clinical service management, utilization review, outcomes monitoring, client satisfaction, and complaint/grievance, credentialing and re-credentialing programs (collectively, “QA/UR Services”), and service providers participate in all material respects in QA/UR Services as required of them under each contract with a Company; and each Company has charged and billed in accordance with the terms of its respective third-party payor agreements, including, where applicable, billing and collection of all deductibles and co-payments, except to the extent that any failure to be in compliance or properly charge and bill has not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All claims that have been filed by each Company are for services actually rendered, were properly coded, and were filed in compliance with all program requirements, including those regarding physician certification and recertification for services.

(d) Except as set forth on Schedule 2.28(d), there are no Proceedings or Orders pending or, to Parent’s knowledge, threatened or scheduled, by or before any Governmental Authority, including any, carrier, CMS, or any other state or federal agency with respect to any claim filed by a Company, or program compliance matters, which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. Parent has made available to Buyer accurate and complete copies of pleadings and material correspondence relating to the Proceedings or Orders set forth on Schedule 2.28(d).

(e) Except for routinely scheduled reviews, no valid review or program integrity review related to a Company has been conducted by any Governmental Authority in connection with any Government Health Care Program or by any other third-party payor, and to Parent’s knowledge, no such review is scheduled, pending or threatened against or affecting any Company.

(f)  Except as set forth on Schedule 2.28(f), no physician who has a financial relationship with a Company also refers patients to such Company.

(g) No Company and none of their respective officers, directors, or employees (or Parent’s knowledge, no Company’s contractors or agents) is or was excluded from participation in any Government Health Care Program and to Parent’s knowledge none of them is threatened with exclusion.

(h) Except as set forth on Schedule 2.28(h), each Company that under the Health Insurance Portability Accountability Act of 1996 and the regulations promulgated thereto (“HIPAA”) is a “covered entity” as defined in 45 C.F.R. § 160.103, is in compliance with the HIPAA administrative requirements codified at 45 C.F.R. Parts 160 and 162 (the “Transactions Rule”) and/or the HIPAA security and privacy requirements codified at 45 C.F.R. Parts 160 and 164 (the “Privacy and Security Rules”), and (i) has completed thorough and detailed surveys, audits, inventories, reviews, analyses and/or assessments, including risk assessments, of all areas of such Company’s business and operations subject to HIPAA as are appropriate or required for such Company to be HIPAA Compliant; (ii) has developed, implemented, and maintains in full force and effect a detailed plan for such Company to be HIPAA Compliant (a “HIPAA Compliance Plan”);

and (iii) as part of such Company’s HIPAA Compliance Plan has in effect a “business associate agreement” (as defined under HIPAA) with each Person that is a “business associate (as defined under HIPAA) that is HIPAA Compliant. For purposes of this Agreement, “HIPAA Compliant” shall mean that a Company (1) is in full compliance with all of the applicable requirements of HIPAA, including all requirements of the Transactions Rule and the Privacy and Security Rules and (2) is not subject to, and could not reasonably be expected to become subject to, any civil or criminal penalty or any investigation, claim or process that would reasonably be expected to have a Material Adverse Effect.

(i)  No Company has furnished any private utilization review services under the Ancillary Services Agreement, dated April 1, 2008, by and between CareCentrix and Sunshine State Health Plan, Inc. (the “Sunshine Agreement”), and no service provider under Contract to a Company has provided any services to beneficiaries pursuant to the Sunshine Agreement. It is not expected that any Company will provide any private utilization review agent activities pursuant to the Sunshine Agreement until January 1, 2009. The Sunshine Agreement is the only Contract entered into by a Company for which it is necessary for a Company to hold a valid Florida private utilization review agent license.

Section 2.29    Books and Records. The minute books of each Company contain true, correct and complete records in all material respects of all actions taken at any meetings of the stockholders and the board of directors of each Company or any committee thereof and of all written consents executed in lieu of the holding of any such meeting.

Section 2.30    No Illegal Payments. No Company or any of its directors or officers or , to Parent's knowledge, any of its employees or agents has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any provider, client, governmental official or employee or other Person who was, is or may be in a position to help or hinder such Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office.

Section 2.31    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 2 (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN THE AGREEMENTS CONTEMPLATED HEREBY TO WHICH PARENT OR SELLER IS A PARTY, NEITHER PARENT NOR SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO PARENT, SELLER, CARECENTRIX, IPA, THE SHARES, THE BUSINESS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND PARENT AND SELLER DISCLAIM ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY PARENT, SELLER OR ANY OF THEIR AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 2 (AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND IN THE AGREEMENTS

CONTEMPLATED HEREBY TO WHICH PARENT OR SELLER IS A PARTY, PARENT AND SELLER HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, OR REPRESENTATIVE OF PARENT, SELLER OR ANY OF THEIR AFFILIATES). PARENT AND SELLER MAKE NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF CARECENTRIX, IPA, THE BUSINESS OR THE SHARES.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Parent and Seller that the statements in this Article 3 are true and correct.

Section 3.1      Organization and Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. FinanceCo is corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Since the date of its formation, each of Buyer and FinanceCo has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Buyer and FinanceCo were formed solely for the purpose of consummating the transactions contemplated by this Agreement.

Section 3.2	Authorization and Enforceability.

(a) Buyer has the requisite authority to enter into and deliver this Agreement and the agreements contemplated hereby to which it is a party, to carry out the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the agreements contemplated hereby to which Buyer is a party will be, duly and validly executed and delivered by Buyer.

(b) Except for the filing and notification requirements under the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the execution of this Agreement or the agreements contemplated hereby or the consummation by Buyer or FinanceCo of the transactions contemplated by hereby or thereby. Neither the execution and delivery of this Agreement nor the agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, by Buyer or FinanceCo will (i) violate any provision of the certificate of formation or operating agreement (or similar governance documents) of Buyer or FinanceCo, (ii) conflict with, breach, constitute a default under, violate or require any consents under any contract to which Buyer or FinanceCo is a party or bound, or (iii)

violate any Law or Order applicable to Buyer or FinanceCo. Assuming the due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and each agreement contemplated hereby to which Buyer or FinanceCo is a party, when executed and delivered by Buyer and FinanceCo, will constitute, a valid and binding obligation of Buyer and FinanceCo, enforceable against Buyer and FinanceCo in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity).

Section 3.3      Litigation. There is no Proceeding pending or, to the knowledge of Buyer, threatened against Buyer or FinanceCo that questions or challenges the validity of this Agreement or the transactions contemplated hereby.

Section 3.4      Brokers’ Fees. Buyer and FinanceCo have not incurred any liability for brokers’ fees, finders’ fees, agents’ commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

Section 3.5      Investment Intent. Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale, either in connection with any public distribution of such securities or private sale.

Section 3.6	Financial Capability.

(a) Schedule 3.6 sets forth true, correct and complete copies of (i) an executed equity commitment letter from the Guarantor (the “Equity Commitment Letter”) and (ii) an executed debt commitment letter and term sheet from the Guarantor (the “Debt Commitment Letter” and together with the Equity Commitment Letter, the “Financing Commitments”), pursuant to which, and subject to the terms and conditions thereof, the Guarantor has agreed to provide Buyer with equity financing and FinanceCo with loans or other debt financing in the amounts described therein, the proceeds of which may be used to consummate the transactions contemplated hereby (the “Debt Financing” and together with the equity financing referred to in clause (i) the “Financing”). The Financing Commitments provide, and will continue to provide, that Parent and Seller are third party beneficiaries thereof.

(b) The Financing Commitments, in the forms so delivered, are legal, valid and binding obligations of the Guarantor, Buyer and FinanceCo. The Guarantee is a legal, valid and binding obligation of the Guarantor. As of the date hereof, the Financing Commitments are in full force and effect and have not been withdrawn or terminated (and no party thereto has indicated an intent to so withdraw or terminate). There are no other agreements relating to the Financing Commitments that would reasonably be expected to adversely affect or impair the availability of the Financing. As of the date hereof, assuming the accuracy of Parent’s and Seller’s representations and warranties set forth in Article 2 and the compliance by Parent and Seller with their covenants and agreements set forth in this Agreement (in a manner in which the conditions in Sections 6.1 and 6.2 would be satisfied), (i) no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a material default or breach on the part of Buyer or FinanceCo of the Financing Commitments or failure to satisfy a condition precedent set forth therein, and (ii) assuming the satisfaction of the conditions set forth in Article 6, Buyer has no reason to believe it or FinanceCo will be unable to satisfy on a timely basis any term or condition of closing required to be satisfied by it or FinanceCo on or prior to the Closing Date pursuant to the Financing Commitments. Assuming the satisfaction of the conditions set forth in Article 6, the proceeds from the Financing constitute all of the financing required for the consummation of the transactions contemplated hereby, and are sufficient for the satisfaction of all of Buyer’s and FinanceCo’s obligations under this Agreement. The Financing Commitments (and the conditions of Buyer set forth in Article 6 of this Agreement) contain all of the, and the only, conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer and FinanceCo on the terms therein.

Section 3.7      Investigation. BUYER ACKNOWLEDGES AND AGREES THAT (I) THE ONLY REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE BY PARENT OR SELLER ARE THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS MADE IN THIS AGREEMENT (IN THE CASE OF THE REPRESENTATIONS AND WARRANTIES, AS MODIFIED BY THE DISCLOSURE SCHEDULE) AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY TO WHICH PARENT OR SELLER IS A PARTY, BUYER HAS NOT RELIED UPON ANY OTHER REPRESENTATIONS OR OTHER INFORMATION MADE OR SUPPLIED BY OR ON BEHALF OF PARENT OR SELLER OR BY ANY AFFILIATE OR REPRESENTATIVE OF PARENT OR SELLER, INCLUDING ANY INFORMATION PROVIDED BY OR THROUGH PARENT’S AND SELLER’S FINANCIAL REPRESENTATIVES, MANAGEMENT PRESENTATIONS, DATA ROOMS OR OTHER DUE DILIGENCE INFORMATION, AND BUYER WILL NOT HAVE ANY RIGHT OR REMEDY ARISING OUT OF ANY SUCH REPRESENTATION OR OTHER INFORMATION AND (II) ANY CLAIMS BUYER MAY HAVE FOR BREACH OF REPRESENTATION OR WARRANTY SHALL BE BASED SOLELY ON THE REPRESENTATIONS AND WARRANTIES OF PARENT AND SELLER SET FORTH IN ARTICLE 2 HEREOF (AS MODIFIED BY THE DISCLOSURE SCHEDULE).

ARTICLE 4

CLOSING

Section 4.1      Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601 at 10:00 a.m. local time, no later than two (2) business days after the satisfaction or, if permissible, waiver of the conditions precedent set forth in Articles 6 and 7, provided that such place, date and/or time may be changed to another place, date and/or time as agreed to in writing by Parent and Buyer (the “Closing Date”). Notwithstanding the foregoing, the parties acknowledge and agree that the Closing Date shall not be prior to September 29, 2008, unless otherwise agreed to in writing by Buyer and Parent. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 4.2      Parent’s and Seller’s Deliveries at Closing. At the Closing, Parent and Seller shall execute and/or deliver, or cause to be executed and/or delivered, to Buyer the following items:

(a) the Share Certificates duly endorsed in blank or accompanied by stock powers duly executed in blank, and proper forms for transfer, with all required stock transfer stamps affixed or provided;

(b) any necessary UCC termination statements or other releases as may be required to evidence the satisfaction of any Liens on the Companies’ assets and properties, including the capital stock of the Companies (other than for (i) the shares of Holdco owned by Seller and (ii) Liens in respect of personal property leased in the Ordinary Course with terms that continue after the Closing);

(c) the certificate of incorporation of each of the Companies certified as of the most recent practicable date by the Secretary of State of the jurisdiction of such Company’s incorporation, and a certificate of the Secretary of each of the Companies certifying as to the bylaws of such Company;

(d) a certificate of the Secretary of State of the jurisdiction of incorporation of each of the Companies as to the good standing of each of the Companies as of the most recent practicable date in such jurisdiction;

(e) resignations of members of the Board of Directors of each Company as requested by Buyer before the Closing (except as provided otherwise in the Stockholders’ Agreement);

(f)  certified copies of resolutions of Parent’s and Seller’s Boards of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

(g)	the third-party consents described on Schedule 6.6;

(h) a duly completed and executed certificate pursuant to Treasury Regulation section 1.1445-2(b)(2) certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code (a “FIRPTA Affidavit”);

(i)	the “bring-down” certificate described in Section 6.7;
(j)	the legal opinion in accordance with Section 6.9;

(k) the Stockholders’ Agreement, the Registration Agreement, the Non-Competition Agreement and the Transition Services Agreement, duly executed by Parent, Seller, and/or CareCentrix;

(l)  the Management Agreement, duly executed by Parent and CareCentrix; and

(m)such other duly executed documents and certificates as may be reasonably requested by Buyer.

Section 4.3      Buyer’s Deliveries at Closing. At the Closing, Buyer shall execute and/or deliver, or cause to be executed and/or delivered, to Parent and Seller the following items:

(a) the Closing Payment shall be paid to Seller in accordance with Section 1.3(a);

(b) certified copies of resolutions of Buyer’s Board of Directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby;

(c)	the “bring-down” certificate described in Section 7.5;
(d)	the legal opinion in accordance with Section 7.12;

(e) the Stockholders’ Agreement, the Registration Agreement and the Non-Competition Agreement, duly executed by Buyer or Water Street Healthcare Partners II, L.P.;

(f)  the Management Agreement, duly executed by Water Street Healthcare Management II, L.P.; and

(g) such other duly executed documents and certificates as may be reasonably requested by Parent or Seller.

Section 4.4      Further Documents or Necessary Action. Buyer, Parent and Seller agree to take all further actions on or after the Closing Date that may be necessary, desirable or appropriate to confirm or effectuate the transactions contemplated by this Agreement.

ARTICLE 5

COVENANTS AND AGREEMENTS

Parent and Seller covenant to and agree with Buyer, and Buyer covenants to and agrees with Parent and Seller, as follows:

Section 5.1	Conduct of Business Pending the Closing.

(a) Except as required by applicable Law or as otherwise contemplated by or necessary to effectuate the transactions contemplated by this Agreement, from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, unless the Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent and Seller shall cause each Company to (i) use commercially reasonable efforts to conduct its business operations (including the collection of receivables, purchase of inventory, provision of services, payment of payables, incurrence and payment or financing of capital expenditures and payment of care providers and other vendors) in the Ordinary Course and maintain its records and books of account in a manner consistent with past practice, (ii) not knowingly, take any action described in Section 2.9 (other than subsections (a) and (e)), and (iii) use commercially reasonable efforts to preserve intact the present business organization and properties, keep available the services of officers and key employees of such Company and preserve its current business relationships with any material lessors, licensors, suppliers and clients.

(b) Each of Parent and Seller covenants and agrees that, from the date of this Agreement to the earlier of the termination of this Agreement in accordance with its terms and the Closing Date, it shall not and it shall cause each Company and each of their respective representatives, officers, employees, directors and agents not to, either directly or indirectly, without the prior written consent of Buyer, solicit, initiate, encourage or enter into any negotiations, discussions or agreements contemplating or respecting any acquisition of the business of, or any equity interest in, any Company, whether through a sale of stock, reorganization, liquidation, a merger or consolidation, the sale of any of its assets (other than a purchase or sale of inventory or equipment in the Ordinary Course), any type of recapitalization or otherwise (in each case solely in which any of the Companies is a party) or furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing.

(c) Notwithstanding the foregoing, this Agreement shall not preclude any Company from distributing to Parent, Seller or any other Company and transferring ownership of (i) the capital stock of any Company as part of the Restructuring and (ii) cash and cash equivalents, provided that the Companies, in the aggregate, maintain a sufficient amount of cash and cash equivalents to conduct normal business operations during the period commencing on the date of this Agreement through the Closing Date, which in no event shall be less than One Hundred Thousand Dollars ($100,000).

Section 5.2      Access By Buyer; Confidentiality. From the date of this Agreement to the Closing Date, upon reasonable prior notice, and except as determined in good faith to be appropriate to ensure compliance with any applicable Laws and subject to any applicable privileges (including the attorney-client privilege) and confidentiality obligations, Parent and Seller shall cause each Company to provide Buyer reasonable access, during normal business hours, to the buildings, offices, records and files of such Company; provided that such access shall not unreasonably interfere with the operations and employee relationships of such Company; provided, further, that the auditors and accountants of any Company shall not be obliged to make any work papers available to Buyer except in accordance with such auditors’ and accountants’ normal disclosure procedures and then only after Buyer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such auditors or accountants. All information provided to or learned by Buyer as a result of such access or otherwise in connection with the transactions contemplated by this Agreement shall be held in strict confidence pursuant to the terms of that certain Confidentiality Agreement between Parent and Water Street Healthcare Partners, L.P. dated as of April 26, 2007 (the “Confidentiality Agreement”), which shall remain in full force and effect (including after any termination of this Agreement) and the terms of which shall be deemed incorporated herein; provided that Parent, Seller and Buyer hereby agree to terminate, or cause to be terminated, the Confidentiality Agreement as of the Closing.

Section 5.3      Notice of Failure of Condition. Each of Parent and Buyer agrees to give prompt notice to the other, in the case of Parent, to Parent’s knowledge, and in the case of Buyer, of which it has knowledge, of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the timely satisfaction of any condition precedent to the obligations of Parent, Seller or Buyer under this Agreement.

Section 5.4      Reasonable Best Efforts. Each of the parties shall use reasonable best efforts to obtain all consents or approvals necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by it pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable. Without limiting the generality of the foregoing, each of Parent and Buyer will, within five (5) business days of the date hereof, file any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and any required filings under any other antitrust or competition laws of any applicable jurisdiction, will use reasonable best efforts to obtain an early termination of any applicable waiting period thereunder and will promptly make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Buyer shall be responsible for all filing fees for any required filings under the HSR Act or any other antitrust or competition laws of any applicable jurisdiction. Parent and Buyer further agree to comply at the earliest practicable date with any formal or informal request for additional information or documentary material received from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other competition authority in connection with this transaction. Parent and Buyer further agree to cooperate with the other party in order to resolve any investigation or other inquiry concerning the transactions contemplated hereby initiated by the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other competition authority. Parent and Buyer further agree to promptly inform the other party of any material communication made to or received from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other competition authority.

Section 5.5      Post-Closing Access to Records. The parties shall preserve until December 31, 2013, all business records relating to each Company and the transactions contemplated by this Agreement. Each party shall afford each of the other parties and its representatives and agents, during normal business hours and upon reasonable advance notice, reasonable access to (and the right to copy at the other’s expense) those records for any legitimate purpose, including a Tax audit, governmental inquiry or litigation.

Section 5.6      Monthly Financial Statements. Parent shall deliver to Buyer within thirty (30) days after the end of each fiscal month, beginning with the month ended August 3, 2008, unaudited financial statements of the Business for such month until the Closing Date. Such financial statements shall be prepared in accordance with GAAP and consistent with the preparation of the Interim Financial Statements.

Section 5.7      Supplemental Information. From time to time prior to the Closing, Parent and Seller shall supplement or amend the Disclosure Schedule with respect to any other matter hereafter arising which (a) if existing, occurring or known at the date of this Agreement would have been required to be disclosed to Buyer on the Disclosure Schedule or which would have rendered inaccurate any of the representations or warranties set forth in Article 2 or (b) is necessary to complete or correct any information in any such representation or warranty; provided, that no such amendment or supplement pursuant to this Section 5.7 shall be deemed to have any effect for purposes of the conditions to Closing set forth in Article 6 or Parent’s ability to terminate this Agreement pursuant to Section 9.3. Notwithstanding the foregoing, if Buyer does not terminate this Agreement pursuant to Section 9.3, upon Closing, any breach of any representation, warranty or condition set forth in this Agreement, which would otherwise exist but for such supplements and amendments, will be deemed cured for all purposes of this Agreement.

Section 5.8	Terminations of Rights to the Gentiva Name.

(a) Except as otherwise provided in the Transition Services Agreement (and except for fair factual statements that are not trademark uses), following the Closing Date, Buyer and its Affiliates shall cease and discontinue all uses of the names or marks of Parent or Seller, including without limitation “Gentiva” and the Gentiva logo, whether alone or in combination with other words and all marks, trade dress, logos, monograms, domain names and other source identifiers confusingly similar to any of the foregoing or embodying any of the foregoing alone or in combination with other words (the “Gentiva Name and Gentiva Marks”).

(b) Buyer, CareCentrix and IPA shall, except as permitted under the Transition Services Agreement, immediately upon the Closing Date cease all use of the Gentiva Name and Gentiva Marks on or in connection with all stationary, business cards, purchase orders, agreements of sale, warranties, indemnifications, invoices and other similar correspondence and other documents of a contractual nature.

(c) Buyer, for itself and its Affiliates, acknowledges and agrees that, (i) except as otherwise expressly provided in the Transition Services Agreement, neither Buyer nor any of its Affiliates shall have any rights in the Gentiva Name and Gentiva Marks, and (ii) neither Buyer nor any of its Affiliates shall contest the ownership or validity of any rights of Parent, Seller or any of their Affiliates in or to the Gentiva name and Gentiva Marks. Buyer, for itself and its Affiliates, agrees that after the Closing Date Buyer and its Affiliates will not expressly, or by implication, do business as or represent themselves as Parent or Seller.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the satisfaction as of the Closing of all of the following conditions, except to the extent expressly waived in writing by Buyer:

Section 6.1      Representations and Warranties True at Closing. The representations and warranties of Parent and Seller contained in this Agreement that are qualified by Material Adverse Effect shall be true and correct in all respects, and all other representations and warranties of Parent and Seller contained in this Agreement shall be true and correct (except for such failures to be true and correct as could not reasonably be expected to have a Material Adverse Effect), in each case as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date subject to the standards set forth above).

Section 6.2      Performance. Parent and Seller have performed or complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by Parent and Seller prior to or at the Closing.

Section 6.3      No Material Adverse Effect. There shall have been no Material Adverse Effect since the date of the Latest Balance Sheet, and no event shall have occurred since such date, or circumstance be in existence, that would reasonably be expected to result in a Material Adverse Effect.

Section 6.4      Proceedings. All corporate and other proceedings taken or required to be taken by Parent, Seller and/or any Company in connection with the transactions contemplated hereby to be consummated at or prior to the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Buyer and its counsel.

Section 6.5      No Governmental Restriction. No Order shall have been entered, enacted, promulgated, enforced or issued by any Governmental Authority that prohibits, restrains or prevents, and no Proceeding shall be pending or threatened by any Governmental Authority, that seeks to prohibit, restrain or prevent, the sale of the Shares or any of the other transactions contemplated by this Agreement.

Section 6.6      Necessary Consents. (a) Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and (b) the third-party consents described on Schedule 6.6 shall have been obtained and shall be in full force and effect.

Section 6.7      Bring-Down Certificate. Each of Parent and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.1 through 6.3, inclusive, have been satisfied.

Section 6.8      Releases. Parent shall have obtained releases of all Liens, including appropriate UCC termination statements, against the assets and properties of any Company (including the capital stock of any Company (other than the shares of Holdco owned by Seller)), all on terms reasonably satisfactory to Buyer and its counsel. Parent shall have provided to Buyer evidence reasonably satisfactory to Buyer and its counsel of the release and termination of CareCentrix’s and IPA’s obligations under that certain Guarantee and Collateral Agreement dated as of February 28, 2006 with Lehman Commercial Paper, Inc. and that certain Intellectual Property Security Agreement dated as of February 28, 2006 with Lehman Commercial Paper, Inc.

Section 6.9      Opinion of Counsel for Parent and Seller. Buyer shall have received from Parent’s and Seller’s counsel, Weil, Gotshal & Manges LLP, an opiniondated the Closing Date substantially in the form attached hereto as Exhibit 6.9.

Section 6.10    FIRPTA Affidavit. Seller shall have delivered to Buyer a duly completed and executed FIRPTA Affidavit.

Section 6.11    Stockholders’ Agreement. Seller and Holdco shall have executed a stockholders’ agreement (the “Stockholders’ Agreement”) in the form attached hereto as Exhibit 6.11.

Section 6.12    Registration Agreement. Seller and Holdco shall have executed a registration agreement in the form attached hereto as Exhibit 6.12 (the “Registration Agreement”).

Section 6.13    Management Agreement. Parent and CareCentrix shall have executed a management services agreement in the form attached hereto as Exhibit 6.13 (the “Management Agreement”).

Section 6.14    Non-Competition Agreement. Parent and Seller shall have executed a non-competition agreement in the form attached hereto as Exhibit 6.14 (the “Non-Competition Agreement”).

Section 6.15    Transition Services Agreement. Parent shall have executed a transition services agreement substantially in the form attached hereto as Exhibit 6.15 (the “Transition Services Agreement”). Parent, Seller and Buyer acknowledge and agree that the Transition Services Agreement shall provide that the aggregate annual costs to CareCentrix for the services provided and the assets, properties, contracts and rights made available thereunder shall not exceed $7,800,000.

Section 6.16    Holdco Board of Directors. Holdco shall have taken all actions necessary to constitute or reconstitute, as applicable, the composition of the Board of Directors of Holdco to comply with the Stockholders’ Agreement.

Section 6.17    Restructuring. Seller shall have completed the Restructuring in form and substance reasonably satisfactory to Buyer and its counsel.

Section 6.18    Credit Agreement Consent. The third-party consent described on Schedule 7.6 shall have been obtained and shall be in full force and effect.

Section 6.19    Other Closing Deliveries. Parent and Seller shall have delivered or caused to be delivered to Buyer each of the other items required by Section 4.2.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SELLER

All obligations of Parent and Seller under this Agreement are subject to the satisfaction as of the Closing of all of the following conditions, except to the extent expressly waived in writing by Parent:

Section 7.1      Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties shall be true and correct as of such date subject to the standards set forth above).

Section 7.2      Performance. Buyer shall have performed or complied with, in all material respects, all agreements, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

Section 7.3      No Governmental Restriction. No Order shall have been entered, enacted, promulgated, enforced or issued by any Governmental Authority that prohibits, restrains or prevents, and no Proceeding shall be pending or threatened by any Governmental Authority, that seeks to prohibit, restrain or prevent, the sale of the Shares or any of the other transactions contemplated by this Agreement.

Section 7.4      Necessary Consents. Any waiting period (and any extension of such period) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated.

Section 7.5      Bring-Down Certificate. Buyer shall have delivered to Parent and Seller a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied.

Section 7.6      Credit Agreement Consent. The third-party consent described on Schedule 7.6 shall have been obtained and shall be in full force and effect.

Section 7.7      Stockholders’ Agreement. Buyer shall have executed the Stockholders’ Agreement.

Section 7.8      Registration Agreement. Buyer shall have executed the Registration Agreement.

Section 7.9      Non-Competition Agreement. Buyer and Water Street Healthcare Partners II, L.P. shall have executed the Non-Competition Agreement.

Section 7.10    Management Agreement. Water Street Healthcare Management II, L.P. shall have executed the Management Agreement.

Section 7.11    Transition Services Agreement. CareCentrix shall have executed the Transition Services Agreement.

Section 7.12    Opinion of Counsel for Buyer. Parent shall have received from Buyer’s counsel, Winston & Strawn LLP, an opiniondated the Closing Date substantially in the form attached hereto as Exhibit 7.12.

Section 7.13    Other Closing Deliveries. Buyer shall have delivered to Parent and Seller each of the other items required by Section 4.3.

ARTICLE 8

INDEMNIFICATION AND RELATED MATTERS

Section 8.1      Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall survive the Closing (regardless of any investigation made by any party or on its behalf, the knowledge of any such party’s officers, directors, partners, members, employees or agents (other than the knowledge gained through the disclosures contained in this Agreement and the Disclosure Schedule), or the acceptance of any certificate or opinion) and shall continue in effect for a period of eighteen (18) months from the Closing Date, at which time they shall expire, except that:

(a) the representations and warranties in Section 2.1 (Organization; Qualification and Power) other than the third sentence thereof, Section 2.2 (Capitalization of the Companies), Section 2.3 (Ownership of the Shares), Section 2.4 (Subsidiaries), Section 2.5(a) (Authorization), Section 2.5(b) (Enforceability) other than the first and second sentences thereof and Section 2.19 (Brokers’ Fees) shall survive until the expiration of the applicable statute of limitations (after giving effect to any waiver, extension, tolling or mitigation thereof) with respect to the underlying issue plus sixty (60) days, at which time they shall expire; and

(b) the representations and warranties in Section 2.7 (Taxes) and Section 2.10 (Employee Benefit Plans) (but only to the extent related to Tax matters) shall survive until the expiration of the applicable statute of limitations (after giving effect to any waiver, extension, tolling or mitigation thereof) with respect to the underlying issue plus sixty (60) days (or, in the case of a representation or warranty in Section 2.7 or Section 2.10 that relates to the obligation of any Company for Taxes of another person under a contract or other agreement or arrangement, until the expiration of the applicable

Company’s obligation under such contract, agreement or arrangement plus sixty (60) days), at which time they shall expire.

The representations and warranties specified in Sections 8.1(a) and 8.1(b) above shall hereinafter be referred to as the “Special Representations.” No claim for a breach of a representation or warranty may be made after termination of the survival periods set forth in this Section 8.1. Unless either Buyer, on the one hand, or Parent or Seller, on the other hand, can prove fraud on the part of the other party, an action for damages under this Article 8 or an action for injunctive relief or other equitable remedies under Section 12.13 hereof shall constitute the sole and exclusive remedy of the parties with respect to the subject matters addressed in this Article 8, and each party hereby irrevocably waives and releases the other parties from any and all claims and other causes of action, including claims for contribution, relating to that subject matter. The making of a claim for indemnification under this Article 8 with a reasonable degree of specificity (a “Claim”) shall toll the running of the limitation period with respect to the Claim.

Section 8.2	Indemnification by Parent and Seller.

(a) Obligation to Indemnify. From and after the Closing Date, Parent and Seller covenant and agree to jointly and severally indemnify Buyer and its directors, officers, stockholders, employees, agents, representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) against, and hold each of them harmless from, and pay on behalf of or reimburse any such Buyer Party in respect of, the entirety of any:

(i)        Adverse Consequences, if and to the extent resulting from or arising out of any inaccuracy in or breach of any representation or warranty of Parent or Seller in this Agreement or any certificates delivered with respect hereto;

(ii)       Adverse Consequences, if and to the extent resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Parent or Seller in this Agreement (excluding any obligation to pay or indemnify for Taxes and other amounts included in Article 10); and

(iii)      Adverse Consequences, if and to the extent resulting from or arising out of the matter set forth on Schedule 8.2(a)(iii) (it being understood that Parent and Seller shall be jointly and severally liable to the Buyer Parties for (A) 50% of any such Adverse Consequences incurred up to $1,000,000 and (B) 100% of any such Adverse Consequences incurred in excess of $1,000,000; for example, if Adverse Consequences resulting from or arising out of the matter set forth on Schedule 8.2(a)(iii) are incurred in the aggregate amount of $2,000,000, Parent and Seller shall be jointly and severally liable to the Buyer Parties for $1,500,000 (50% of $1,000,000 plus 100% of $1,000,000) of such $2,000,000).

(b) Limitations on Parent’s and Seller’s Indemnification. The indemnification of the Buyer Parties provided under Section 8.2(a)(i) shall be limited in certain respects as follows:

(i)        Deductible and Maximum Amounts. Parent and Seller shall not be liable to the Buyer Parties for Adverse Consequences under Section 8.2(a)(i) until the aggregate amount of Adverse Consequences under such Section 8.2(a)(i) exceeds One Million Five Hundred Thousand Dollars ($1,500,000) (the “Deductible Amount”); provided, however, that the Deductible Amount shall not apply with respect to any Adverse Consequences resulting from or relating to any breach of the Special Representations. Upon reaching such amount, Parent and Seller shall be jointly and severally liable to the Buyer Parties for all Adverse Consequences under Section 8.2(a)(i) in excess of the Deductible Amount, up to an aggregate amount equal to Fifteen Million Dollars ($15,000,000) (the “Maximum Amount”); provided, however, that the Maximum Amount shall not apply with respect to any Adverse Consequences resulting from or relating to any breach of the Special Representations, and none of such Adverse Consequences shall count towards satisfaction of the Maximum Amount.

(ii)       Tax Representations and Warranties. Parent and Seller shall not be liable to the Buyer Parties for Adverse Consequences of any Company or Buyer Party incurred with respect to Taxes for any period (or portion of any Straddle Period) beginning on or after the Closing Date that solely result from or arise out of any inaccuracy in or breach of any representation or warranty contained in Section 2.7 (excluding any representation or warranty contained in Section 2.7(j) orSection 2.7(k)).

(iii)      Article 10. Nothing in this Section 8.2(b) shall limit either Parent’s or Seller's obligation to pay or indemnify for Taxes or other Adverse Consequences under Article 10.

(c) Payment. Any obligation to indemnify the Buyer Parties pursuant to Section 8.2(a) as a result of Adverse Consequences suffered by CareCentrix or IPA shall be satisfied by a payment to CareCentrix or IPA, as applicable, and not to Buyer or any of its directors, officers, members, employees, agents, representatives or other affiliates.

(d) No Setoff. Notwithstanding anything else contained herein to the contrary, a Buyer Party may not satisfy any Claim by setting off the amount of such Claim against any obligation to any Seller Party, including, without limitation, any obligation to Seller under the Seller Note.

(e)       The Buyer Parties shall not be entitled to recover under Section 8.2 to the extent the matter in question, taken together with all similar matters, does not exceed the amount of any reserves with respect to such matters which are reflected in the Final Working Capital Statement.

Section 8.3	Indemnification by Buyer.

(a) Obligation to Indemnify. From and after the Closing Date, Buyer covenants and agrees to indemnify Parent and Seller and each of their agents, representatives,

Affiliates, successors and permitted assigns (collectively, the “Seller Parties”) against, and hold them harmless from:

(i)        Adverse Consequences, if and to the extent resulting from or arising out of any breach of any representation or warranty of Buyer in this Agreement or any certificates delivered with respect hereto; and

(ii)       Adverse Consequences, if and to the extent resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement.

(b) Limitations on Buyer’s Indemnification. The indemnification of the Seller Parties provided under Section 8.3(a)(i) shall be limited in certain respects as follows:

Deductible and Maximum Amounts. Buyer shall not be liable to the Seller Parties for Adverse Consequences under Section 8.3(a)(i) until the aggregate amount of Adverse Consequences under such Section 8.3(a)(i) exceeds the Deductible Amount; provided, however, that the Deductible Amount shall not apply with respect to any Adverse Consequences resulting from or relating to any breach of the representations and warranties contained in Section 3.1 (Organization and Standing), Section 3.2 (Authorization and Enforceability) other than the first sentence of Section 3.2(a) and Section 3.4 (Brokers’ Fees) (the “Buyer Special Representations”). Upon reaching such amount, Buyer shall be liable to the Seller Parties for all Adverse Consequences under Section 8.3(a)(i) in excess of the Deductible Amount, up to an aggregate amount equal to the Maximum Amount; provided, however, that the Maximum Amount shall not apply with respect to any Adverse Consequences resulting from or relating to any breach of the Buyer Special Representations, and none of such Adverse Consequences shall count towards satisfaction of the Maximum Amount.

(c) No Setoff. Notwithstanding anything else contained herein to the contrary, a Seller Party may not satisfy any Claim by setting off the amount of such Claim against any obligation to any Buyer Party.

Section 8.4	General Limitations on Indemnification.

(a) Other Recoveries. Any Adverse Consequence for which a party hereto seeks indemnification under this Article 8 or Article 10 (any such party, an “Indemnified Party”) shall take into account the proceeds actually received from any insurance policies by which or any third party from which such Indemnified Party is entitled to proceeds with respect to such Adverse Consequence (the “Insurance Recovery Amount”). Any indemnification payment made under this Article 8 shall initially be made without regard to this Section 8.4(a), and the Indemnified Party shall remit to the party indemnifying the Indemnified Party (the “Indemnifying Party”) the Insurance Recovery Amount when the Indemnified Party actually receives such amount. The Indemnified Party shall, and shall cause its Affiliates to, diligently pursue all available remedies and causes of action to recover the amount of its Claim as may be available under any insurance policy or from any third party; provided that the Indemnified Party shall not be obligated to institute any lawsuit to recover any such amount. To the extent an Indemnifying Party indemnifies an Indemnified Party on any Claim referred to in this Section 8.4(a), the Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, its rights and causes of action with respect to such insurance, warranty coverage or third-party claim, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such claim in the name of the Indemnified Party or its Affiliate, at the Indemnifying Party’s expense. The Indemnifying Party shall be entitled to retain for its own account such amount as necessary to recover the Indemnifying Party’s costs and expenses related to the pursuit and defense of such claim. The Indemnified Party shall provide the Indemnifying Party reasonable assistance in prosecuting such claim, at the expense of the Indemnifying Party, including making the Indemnified Party’s books and records relating to such claim available and making its and its Affiliates (including any Company) employees available for interviews, depositions, testimony and similar matters; provided, however, that such assistance shall not unreasonably interfere with the business of the Indemnified Parties or its Affiliates. If the Indemnified Party or its Affiliates (including any Company) recover from a third party any part of a Claim that had been paid by the Indemnifying Party pursuant to its indemnification obligations hereunder, the Indemnified Party shall promptly remit to the Indemnifying Party the amount of such recovery without regard to the time limitations imposed under this Article 8 or under Article 10.

(b) Tax Savings. If any Buyer Party is entitled to a deduction or other Tax benefit with respect to Adverse Consequences (determined without regard to this Section 8.4(b)) and such deduction or other Tax benefit actually results in Tax savings to such Buyer Party for the year in which the Adverse Consequences were incurred, the amount of Adverse Consequences (as computed for this Article 8 or Article 10) shall be reduced by the amount of such Tax savings.

(c) Delay. No Indemnified Party shall be entitled to recover any amounts on a Claim that are directly attributable to any delay in delivering notice of the Claim to the Indemnifying Party to the extent that the Indemnifying Party is materially prejudiced by such delay.

(d) Mitigation. The Indemnified Party agrees that, in the event of any breach or other event giving rise to an indemnity obligation of the Indemnifying Party, the Indemnified Party shall take and shall cause its Affiliates to take, or cooperate with the Indemnifying Party, if so requested by the Indemnifying Party, in order to take, all commercially reasonable measures (in the reasonable judgment of the Indemnified Party) to mitigate the consequences of the related breach or other event (including taking reasonable steps to prevent any contingent liability from becoming an actual liability).

(e) Waiver. Parent and Seller hereby waive any right to (i) seek contribution or other payment from any Company with respect to any Adverse Consequences for which Parent and Seller are required to indemnify the Buyer Parties pursuant to this Article 8 or (ii) bring a claim against the current or former directors or officers of any Company as a result of Adverse Consequences for which Parent and Seller are required to indemnify the

Buyer Parties pursuant to this Article 8; provided, however, clause (ii) shall not prohibit Parent or Seller from bringing a claim against a current or former director or officer of a Company if Parent agrees in writing to promptly reimburse such Company for all indemnification obligations of such Company to such director or officer in connection with such claim as such indemnification obligations are incurred by such Company (it being understood that such Company shall promptly reimburse Parent for all such indemnification obligations incurred by such Company and reimbursed by Parent that are ultimately reimbursed by such director or officer to such Company).

Section 8.5	Third Party Claims.

(a) If any Proceeding (including negotiations with any Governmental Authorities) is threatened or commenced by a third party in respect of which an Indemnified Party may make a Claim hereunder (each, an “Action”), the Indemnified Party shall notify the Indemnifying Party to that effect with reasonable promptness (so as to not materially prejudice the Indemnifying Party’s rights) after the commencement or threatened commencement of the Action, and the Indemnifying Party shall have the opportunity to appoint lead counsel to defend against the Action (or, if the Action involves to a significant extent matters beyond the scope of the indemnity agreement contained herein, those claims that are covered hereby) with reputable counsel. If the Indemnifying Party elects to appoint lead counsel to defend against any Action (or, as described in the preceding parenthetical, one or more claims relating thereto), the Indemnifying Party shall notify the Indemnified Party to that effect with reasonable promptness. In that case, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of the Action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The assumption of the defense of any Action by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Action was not required. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not have the right to assume control of the defense of any Action or any claim related thereto and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend.

(b) Any party granted the right to direct the defense of a threatened or actual Action hereunder shall (i) keep the other fully informed of material developments in the Action, (ii) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (iii) permit the other party and its counsel, to the extent practicable, to confer on the conduct of the defense of the Action, and (iv) to the extent practicable, permit the other and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other’s counsel and accountants all of its books and records relating to the Action, and each party shall render to the other such assistance as may be reasonably required in order to insure the proper and adequate defense of the Action.

(c) If an Indemnifying Party assumes the defense of an Action, then (i) the Indemnified Party shall not settle such Action without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and (ii) the Indemnifying Party shall not settle or cease to defend such Action without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, except that no consent shall be required if (A) in the case of a settlement, the settlement only involves the payment of damages that are paid by the Indemnifying Party without regard to the limitations in Section 8.2(b) or Section 8.3(b), as applicable; (B) pursuant to such settlement or cessation, no injunction or other equitable relief will be imposed against the Indemnified Party; and (C) in the case of a settlement, such settlement expressly and unconditionally releases the Indemnified Party from all liabilities and obligations with respect to such claim, with prejudice.

(d) If an Indemnifying Party does not assume the defense of an Action, any settlement of such Action by the Indemnified Party shall not be binding against the Indemnifying Party for purposes of the Indemnifying Party’s indemnification obligations under this Agreement unless the Indemnifying Party consents to such settlement (which consent shall not be unreasonably withheld or delayed).

(e) Section 8.5 shall not be applicable to any Tax Proceedings or Tax Claims which shall be governed exclusively by Section 10.6.

Section 8.6      Determination of Adverse Consequences. In determining whether any Adverse Consequences have occurred due to a breach of any representation or warranty of Parent or Seller set forth in this Agreement, or in any certificate delivered by Parent or Seller in connection with this Agreement, the terms “material,” “Material Adverse Effect” and words of similar import shall be disregarded and given no effect (other than the terms "material," "Material Adverse Effect" and words of similar import contained in Section 2.6(b) and Section 2.9(a)).

Section 8.7      Payments. Any indemnification pursuant to this Article 8 shall be effected by wire transfer of immediately available funds to an account designated by Parent or Seller or Buyer, as the case may be, within three (3) days after the determination thereof, whether pursuant to a final judgment, settlement or agreement among the parties. Any such indemnification payments shall include interest at the lesser of (i) 5.00% and (ii) the maximum rate permitted by applicable usury laws, from the date any such Adverse Consequence is suffered or sustained to the date of payment.

ARTICLE 9

TERMINATION

Section 9.1      Termination by Mutual Consent. At any time on or prior to the Closing Date, this Agreement may be terminated by the written consent of Parent and Buyer without liability on the part of Parent, Seller or Buyer.

Section 9.2	Effect of Termination.

(a) In the event that this Agreement is validly terminated in accordance with Section 9.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Buyer, Seller or Parent; provided, that the obligations of the parties set forth in Articles 9 and 12 hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 9.2 shall relieve Buyer, Parent or Seller of any liability for a breach of any of its covenants or agreements or willful breach of any of its representations and warranties contained in this Agreement prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

Section 9.3      Final Expiration. This Agreement may be terminated by Parent or Buyer for any reason, upon written notice, if the Closing does not occur on or before October 15, 2008 or such later date as Parent and Buyer may agree in writing; provided that neither Parent nor Buyer shall be entitled to terminate this Agreement pursuant to this Section 9.3 if such party is in material breach of this Agreement.

ARTICLE 10

TAX MATTERS

Section 10.1    Tax Matters. Parent and Seller shall pay, and indemnify each Company and Buyer Party for, the following Taxes to the extent such Tax is not reserved for as a current liability in the calculation of the Net Working Capital on the Final Working Capital Statement (and all related Adverse Consequences): (i) all Taxes of each Company for any taxable period (or portions of any Straddle Period) ending on or before the Closing Date; (ii) all Taxes of any other Person (including any member of the Parent Affiliated Group) that any Company is liable for as a result of transferee liability, successor liability, or contractual liability in each case, that is attributable to any taxable period (or portions of any Straddle Period) ending on or before the Closing Date; (iii) all Taxes resulting from any Company being a member on or prior to the Closing Date of (or leaving on or prior to the Closing Date) an affiliated group of corporations that files a consolidated, combined, or unitary Tax Return for federal, state, local, or foreign Tax purposes (including, without limitation, all Taxes of any member of the Parent Affiliated Group); (iv) Taxes that result from a breach of any covenant or other obligation of Seller or Parent set forth in this Article 10; (v) all Taxes in the form of a required repayment (whether in whole or in part) of any refund of Taxes to the applicable taxing authority to the extent such refund was paid over to Seller under Section 10.7; or (vi) subsequent disallowance (whether in whole or in part) of any Tax benefit that reduced any Adverse Consequences paid or indemnified by Seller or Parent pursuant to Section 8.4(b), provided, however, that no Buyer Party shall be entitled to be indemnified for Taxes and related Adverse Consequences under this Section 10.1 to the extent such Taxes or Adverse Consequences are attributable to any action taken by a Buyer Party (other than actions taken by any Company in the Ordinary Course) on the Closing Date after the Closing.

Section 10.2    Payments. To the extent that Parent or Seller is obligated to pay any Taxes of any Company, such amounts shall be paid three (3) days prior to the date such Taxes are due to the applicable Governmental Authority. To the extent that the applicable Company or Buyer Party pays any Taxes that Parent or Seller are obligated to pay or indemnify under this Agreement prior to receiving payment from Parent or Seller, Parent or Seller shall pay, along with whatever other payments for Taxes that are due under this Article 10, interest at the lesser of (i) 5% and (ii) the maximum rate permitted by applicable usury laws, from (a) the later of (i) the date the applicable Company or Buyer Party paid such Taxes and (ii) the date Parent or Seller were obligated to pay Taxes under the prior sentence until (b) the date Parent or Seller pays, or otherwise indemnifies the applicable Company or Buyer Party for, such Taxes.

Section 10.3    Allocation of Taxes. For purposes of determining the amount of Taxes that relate to periods ending on or before the Closing Date (or the portions of any Straddle Period ending on the Closing Date) for purposes of any obligation to indemnify for Taxes under Section 10.1, the parties agree to use the following conventions:

(a) Taxes in the form of interest, penalties, additions to tax or other additional amounts that relate to Taxes for any period ending on the Closing Date (or portion of any Straddle Period ending on the Closing Date) shall be treated as occurring in a period ending on the Closing Date (or the portion of the Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date;

(b) Taxes that are payable with respect to any Straddle Period shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date using the following conventions:

(i)        in the case of Taxes resulting from, or imposed on, net or gross income, Taxes resulting from, or imposed on, any sale, receipt, use, transfer or assignments of property or other asset, or Taxes resulting from, or imposed on, any payment or accrual of any amounts (including, without limitation, dividends, interest, or wages), the amount allocated to the portion of the period ending on the Closing Date shall be the amount of Tax that would be payable for such portion of the Straddle Period if such Company filed a separate Tax Return with respect to such Taxes solely for the portion of the Straddle Period ending on the Closing Date using a “closing of the books” methodology for allocating items on such Tax Return; and

(ii)       in the case of all other Taxes, the amount allocated to the portion of the period ending on the Closing Date shall be equal to the amount of Taxes for the entire Straddle Period (determined without regard to any increase in assets or capital occurring after the Closing Date) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(c) Taxes imposed on any Company under the Code (and corresponding state and local income Tax provisions) for any year including the Closing Date with respect to activities of a Flow Through Entity shall be allocated to the portion of such Company’s year ending on or before the Closing Date to the extent such items are attributable to such portion of the year using a “closing of the books” methodology.

Section 10.4    Cooperation. Buyer and Seller shall provide each other, and Buyer shall cause each Company to provide Parent and Seller, with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Authority, or any other Proceeding relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Parent and Seller, on the one hand, and Buyer and each Company, on the other hand, shall provide each other with any information that is reasonably requested to allow each other to comply with any information reporting requirements under the Code or other applicable Law.

Section 10.5	Tax Returns.

(a) Parent and Seller shall, at their sole cost and expense, file all Tax Returns of the Parent Affiliated Group. Following the Closing, Parent and Seller shall, at their sole cost and expense, cause to be prepared all other Tax Returns of each Company for any taxable period ending on or before the Closing Date. Such Tax Returns shall be prepared consistently with such Company’s practices, procedures, and accounting methods used prior to the Closing Date. Parent shall provide Buyer with copies of such completed Tax Returns at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Buyer’s review. Buyer shall notify Parent within ten (10) days of the receipt of such a prepared Tax Return of any position taken on such Tax Returns that Buyer reasonably believes does not have sufficient legal support for the avoidance of penalties. Buyer and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Buyer and Parent are unable to resolve any dispute with respect to such a Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 10.9, which resolution shall be binding on the parties. Buyer shall cause the Companies to timely file all Tax Returns required to be prepared by Parent pursuant to this Section 10.5(a), other than any Tax Returns of the Parent Affiliated Group.

(b) Buyer, at the sole cost and expense of the Companies, shall file or cause to be filed all Tax Returns of or including each Company (other than Tax Returns described in Section 10.5(a)) due after the Closing Date. Such Tax Returns shall be prepared consistently with such Company’s practices, procedures, and accounting methods used prior to the Closing Date. Buyer shall provide Parent with copies of such completed Tax Returns that relate to a Straddle Period at least twenty (20) days prior to the due date for filing thereof, along with supporting workpapers, for Parent’s review and approval. Parent shall notify Buyer within ten (10) Days of the receipt of such a prepared Tax Return of any disagreements regarding such Tax Returns. Buyer and Parent shall attempt in good faith to resolve any disagreements regarding such Tax Returns prior to the due date for filing. In the event that Buyer and parent are unable to resolve any dispute with respect to such a Tax Return at least ten (10) days prior to the due date for filing, such dispute shall be resolved pursuant to Section 10.9, which resolution shall be binding on the parties.

(c) Buyer shall not permit any amended Tax Return to be filed for any of the Companies, and the Companies shall not file any amended Tax Return, with respect to any taxable period beginning on or before the Closing Date, without the written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned). Buyer shall not permit any of the Companies to, and the Companies shall not, carry back any loss, credit or other tax attribute from a taxable period beginning after the Closing to a taxable period ending on or before the Closing without the prior written consent of Parent in its absolute discretion.

Section 10.6    Claims; Tax Proceedings. If any Governmental Authority issues to any Company (i) a written notice of its intent to conduct a Proceeding with respect to Taxes for periods ending prior to the Closing Date or (ii) a written notice of deficiency, a written notice of an assessment, a written notice of a proposed adjustment, a written assertion of claim for the payment that relates to Taxes or Tax Returns of any Company for periods beginning on or prior to the Closing Date (collectively, a “Tax Claim”), Buyer shall promptly notify Parent. No Company or Buyer Party shall be entitled to recover any amounts with respect to a Tax Claim that are directly attributable to any delay in delivery of notice of the Tax Claim to Parent to the extent Parent is materially prejudiced by such delay. If Parent elects in writing to assume control of any Proceeding with respect to a Tax Claim (a “Tax Contest”), other than a Tax Contest relating to a Straddle Period, Parent, at is sole cost and expense, shall control such Tax Contest; provided, however, if Parent assumes control, (i) Buyer may, at its own cost and expense, participate in such Tax Contest and (ii) without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed, or conditioned) Parent shall not enter (or allow the applicable Company to enter) into any settlement or other resolution of any Tax Claim subject to such Tax Contest if it would result in such Company or any Buyer Party paying Taxes that Parent or Seller is not required to fully indemnify such Company or any Buyer Party for under this Agreement. In the case of a Tax Contest relating to a Straddle Period, if Parent elects in writing to assume control, Parent and Buyer shall jointly control the conduct of such Proceeding, provided, however, if Parent so elects and it is practicable, Parent, at its sole cost and expense, shall control the portion of the Proceeding to the extent relating solely to the portion of the period ending on the Closing Date, and Buyer, at its sole cost and expense, shall control the portion of the Proceeding to the extent relating solely to the portion of the period beginning after the Closing Date. To the extent Parent or Buyer controls a Tax Contest relating to a Straddle Period pursuant to the preceding sentence, such control shall be subject to the same conditions as a Tax Contest that Parent or Buyer otherwise controls under this Section 10.6. In the case of a Tax Contest for which Parent has not elected to assume control (or to jointly control), Buyer shall control (or allow the applicable Company to control) such Tax Contest; provided, however, (i) Parent may, at its sole cost and expense, participate in such Tax Contest and (ii) without the prior written permission of Parent (which shall not be unreasonably withheld, delayed or conditioned), Buyer shall not enter (or allow the applicable Company to enter) any settlement or other resolution of any Tax Claim subject to such Tax Contest if it would result in Seller or Parent indemnifying any Company or other Buyer Party for any Tax under this Agreement. Notwithstanding any other provision of this Section 10.6, to the extent that any Tax Contest relates to a Tax Return of the Parent Affiliated Group, Parent shall control such Tax Contest, provided that Parent shall keep Buyer reasonably informed regarding the status of such Tax Contest if an adverse resolution of any issue being raised by the applicable Governmental Authority could affect any Company’s Tax liabilities for any Taxes in any period (or portion of any Straddle Period) beginning on or after the Closing Date. For purposes of this Section 10.6, a proposed settlement or other resolution shall be treated as reasonable if such settlement or resolution would be reasonable to a single taxpayer (assuming that such taxpayer is subject to the same Taxes and other Adverse Consequences as a result of the resolution that will be actually incurred by any member of the Parent Affiliated Group, any Company, or any other Buyer Party as a result of such resolution) if such single taxpayer focused solely on the proposed settlement or other resolution.

Section 10.7    Refunds. Seller shall be entitled to receive all refunds of Taxes of any Company (net of any Taxes and other out-of-pocket expenses incurred by such Company in connection with receiving or obtaining such refund) (i) for periods ending on or before the Closing Date, (ii) for the portion of a Straddle Period ending on the Closing Date, and (iii) for which Parent or Seller has previously paid or indemnified any Company for under this Agreement. All such payments shall be made by such Company within ten (10) days following the receipt of such refund by such Company or within ten (10) days of such Company filing a Tax Return allocating such refund to offset future Taxes that may become payable. Buyer shall cause the Companies to file all applications for such refunds, including through amended Tax Returns, reasonably requested in writing by Parent. Notwithstanding the foregoing, no amounts shall be paid to Seller with respect to any refunds that are realized as the result of carrying back any net operating loss other Tax attribute or credit incurred or realized in any period (or portion of any Straddle Period) beginning on or after the Closing Date.

Section 10.8    Certain Tax Elections. Except with respect to Taxes or Tax Returns of a Parent Affiliated Group, or to conform separate Tax Returns of a Company to the Tax Returns of the Parent Affiliated Group, neither Parent nor Seller shall allow any Company on or prior to the Closing Date to make, revoke, or change any material Tax election, change an annual accounting period, adopt or change any accounting method or enter into any closing agreement with any Governmental Authority, if such election, adoption, change or agreement would have the effect of increasing a Tax liability of any Company for any period ending after the Closing Date.

Section 10.9    Disputes. Any dispute as to how a Tax Return is to be filed under Section 10.5 shall be resolved by an independent accounting firm mutually acceptable to Seller and

Buyer. The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.

Section 10.10  Tax Sharing Agreements. On or prior to the Closing Date, Parent and Seller shall terminate (and cause each member of the Parent Affiliated Group to terminate) all obligations of each Company arising under any Tax sharing agreement among the members of the Parent Affiliated Group such that no Company shall have an obligation to pay, indemnify or otherwise reimburse, or have any right to be paid, indemnified or otherwise reimbursed from, any other member of the Parent Affiliated Group for Taxes or other amounts.

Section 10.11  Other Treatment. Parent, Seller and Buyer agree for all relevant Tax purposes to treat all indemnification payments to Buyer pursuant to this Agreement as adjustments to the Closing Payment.

Section 10.12  Survival. Subject to the last sentence of Section 8.1, the obligations of Parent and Seller to pay or indemnify for a Tax under this Article 10 shall expire sixty (60) after the expiration of the applicable statute of limitations (after taking into account any waiver, extension, tolling, or mitigation thereof) of the underlying Tax; provided, however, to the extent that Parent’s or Seller’s obligation to pay a Tax arises under a contract or other agreement or arrangement, Parent’s and Seller’s obligations under this Article 10 shall not expire until sixty (60) after the expiration of such Company’s obligation to pay such Tax under the contract or other agreement or arrangement.

ARTICLE 11

DEFINITIONS

When used in this Agreement the following terms in all of their tenses and cases shall have the meaning assigned to them below or elsewhere in this Agreement as indicated below:

“Accounts Receivable” is defined in Section 2.23.

“Action” is defined in Section 8.5(a).

“Adverse Consequences” means all liabilities, demands, claims, actions, causes of action, costs, expenses, damages (excluding incidental, special, consequential and punitive damages and lost profits (other than those payable to a third party)), Taxes, losses, penalties, fines, judgments or amounts paid in settlement, including reasonable attorneys’ and accountants’ fees, including, without limitation, all Adverse Consequences incurred by any Company.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, that Person and any officer, director or controlling person of that Person.

“Affiliated Person” is defined in Section 2.22.

“Affiliated Persons” is defined in Section 2.22.

“Agreement” is defined in the initial paragraph of this Agreement.

“Annual Financial Statements” is defined in Section 2.6(a).

“Benefit Plan” means each employee benefit plan and program covering any Employees or former employees, including any “employee pension benefit plan,” (as such term is defined in Section 3(2) of ERISA), “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), material personnel or payroll policy (including vacation time, holiday pay, service awards, moving expense reimbursement programs and sick leave) or material fringe benefit, life, disability, medical, dental or hospitalization plan, sick-leave plan, severance agreement or plan, bonus, profit-sharing or other similar benefit or incentive plan, top hat plan or deferred compensation plan, salary reduction agreement, bargaining agreement, indemnification agreement, retainer agreement, stock option, stock ownership or stock purchase plan, executive compensation plan, excess benefits plan, employment contracts or transition or retention benefits plan, or any other benefit plan, policy, program, arrangement, agreement or contract, whether or not written, with respect to any employee, former employee, director, independent contractor, or any beneficiary or dependent thereof (including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of ERISA), maintained, or contributed to, by any Company or to which any Company is required to contribute, or for which any Company may have any current or potential liability by reason of having an ERISA Affiliate.

“Business” means the business of providing ancillary care benefit management services and coordinating integrated homecare services for managed care organizations and health benefit plans engaged in by Parent, CareCentrix and IPA.

“Buyer” is defined in the initial paragraph of this Agreement.

“Buyer Parties” is defined in Section 8.2(a).

“Buyer Special Representations” is defined in Section 8.3(b).

“CareCentrix” is defined in the Recitals to this Agreement.

“Claim” is defined in Section 8.1.

“Closing” is defined in Section 4.1.

“Closing Balance Sheet” is defined in Section 1.4 (a).

“Closing Date” is defined in Section 4.1.

“Closing Payment” is defined in Section 1.3(a).

“CMS” is defined in Section 2.28(b).

“COBRA” is defined in Section 2.10(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies” is defined in the Recitals to this Agreement.

“Company” is defined in the Recitals to this Agreement.

“Company Intellectual Property” is defined in Section 2.13(a).

“Compliance Date” means September 11, 2000.

“Confidentiality Agreement” is defined in Section 5.2.

“Contract” means any agreement, contract, obligation, promise or commitment (whether written or oral) that is legally binding.

“Debt Commitment Letter” is defined in Section 3.6(a).

“Debt Financing” is defined in Section 3.6(a).

“Deductible Amount” is defined in Section 8.2(b)(i).

“Disclosure Schedule” is defined in the preamble to Article 2.

“Employees” means employees of each Company, including employees who are not actively at work on the Closing Date due to temporary (including pregnancy or parental) leave, disability, layoff or severance arrangements.

“Environmental Contamination” means the presence of any Hazardous Substance in, on or under the air, soil, groundwater or surface water, so as to result in any liabilities or remedial obligations of each Company under any Environmental Law.

“Environmental Laws” means all federal, state, local, provincial or foreign Laws as existing and interpreted on the date hereof that (a) regulate air, water, soil, noise, odor or solid waste management, including the generation, release, containment, storage, handling, transportation, disposal or management of Hazardous Substances, (b) regulate or prescribe requirements for air, water or soil quality, (c) are intended to protect public health or the environment, or (d) establish liability for the investigation, removal or cleanup of, or damage caused by, any Hazardous Substance.

“Equity Commitment Letter” is defined in Section 3.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation, partnership, trade or business that is a member of a group that includes any Company or its Affiliates and is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Final Closing Adjustment” is defined in Section 1.4(a).

“Final Working Capital Statement” is defined in Section 1.4(b).

“FinanceCo” is defined in the Recitals to this Agreement.

“Financial Statements” is defined in Section 2.6(a).

“Financing” is defined in Section 3.6(a).

“Financing Commitments” is defined in Section 3.6(a).

“FIRPTA Affidavit” is defined in Section 4.2(h).

“Flow Through Entity” means an entity in interest in which any Company owned on the Closing Date that is treated as a partnership for purposes of Subchapter K of the Code, a “controlled foreign corporation” within the meaning of Code section 957, a “passive foreign investment company” within the meaning of Code section 1297 for which a “qualified electing fund” election has been made, or any other entity that under the Code allocates items of income, gain, deduction and expense among its owners whether or not distributed.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Gentiva Name and Gentiva Marks” is defined in Section 5.8(a).

“Governmental Authority” means any foreign, federal, state, provincial, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in part, was formed by or operates under the auspices of any foreign, federal, state, provincial, regional or local government and any certifying authority that provides inspection and certification for a government agency.

“Government Health Care Programs” is defined in Section 2.28(a).

“Guarantee” is defined in the Recitals to this Agreement.

“Guarantor” is defined in the Recitals to this Agreement.

“Hazardous Substance” has the meaning set forth in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and also includes any substance currently regulated by any other Environmental Law as a hazardous substance, pollutant, contaminant, waste, medical waste, toxic substance or hazardous material, and any petroleum product, asbestos or radioactive substance.

“Healthcare Laws” is defined in Section 2.28(a).

“HIPAA” is defined in Section 2.28(h).

“HIPAA Complaint” is defined in Section 2.28(h).

“HIPAA Compliance Plan” is defined in Section 2.28(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Holdco” is defined in the Recitals to this Agreement.

“Improvements” is defined in Section 2.11(d).

“Indebtedness” means, at a particular time, without duplication, to the extent required to be reflected as a liability on a balance sheet prepared in accordance with GAAP, (i) any indebtedness for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course which are not more than ninety (90) days past due), (iv) any obligations under capitalized leases with respect to which a Person is liable as obligor, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any distributions payable or loans/advances payable to any related parties or partners as of the Closing, (vii) any other liabilities recorded in accordance with GAAP on the balance sheet of each Company (applied on a basis consistent with the most recent year-end financial statements of each Company) as of the Closing, which are not due within one year of the Closing, including any unfunded employee or retiree obligations and any environmental liabilities, and (viii) any accrued interest on any of the foregoing.

“Indemnified Party” is defined in Section 8.4(a).

“Indemnifying Party” is defined in Section 8.4(a).

“Independent Auditor” is defined in Section 1.4(b).

“Insurance Policies” is defined in Section 2.16.

“Intellectual Property” means (i) all patents, patent applications, patent disclosures and all related continuations, continuations in part, divisionals, reissues, reexaminations, utility models, certificates of invention and design patents, patent applications, registrations and applications for registrations, (ii) all trademarks, service marks, domain names, trade dress, logos, trade names and corporate names and registrations and applications for registration thereof, (iii) all copyrights and registrations and applications for registration thereof, (iv) all computer software, data and documentation, internet domain names and registration rights, uniform resource locators, internet or worldwide web sites and all related content and programming, (v) all trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and client and supplier lists and information, (vi) all other proprietary rights relating to any of the foregoing and (vii) all copies and tangible embodiments thereof.

“Interim Financial Statements” is defined in Section 2.6(a).

“IPA” is defined in the Recitals to this Agreement.

“Latest Balance Sheet” is defined in Section 2.8(a).

“Law” means any federal, state, regional, local or foreign law, constitution, rule, statute, ordinance, regulation or orders as in effect and interpreted on the date of this Agreement.

“Leases” is defined in Section 2.11(b).

“Lien” means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, security interest, option, pledge, or any other title defect, easement or restriction of any kind.

“Management Agreement” is defined in Section 6.12.

“Material Adverse Effect” means a material adverse effect on, or change, event, occurrence or state of facts materially adverse to, the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of CareCentrix and IPA, taken as a whole; provided, however, that any adverse effect, change, event, occurrence or state of facts arising out of, resulting from or attributable to (a) an event or series of events or circumstances affecting (i) the United States generally or capital or financial markets generally, including changes in interest or exchange rates, (ii) political conditions generally of the United States or (iii) the industry in which CareCentrix and IPA operate, (b) any changes in applicable Law or GAAP or the enforcement or interpretation thereof, or (c) Parent's and Seller's compliance with the terms and conditions of this Agreement shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur; provided, further, that clauses (a) and (b) shall not exclude any such effect, change, event, occurrence or state of facts that has a disproportionately negative effect on CareCentrix and IPA, taken as a whole, as compared to other similarly situated companies in the industry in which CareCentrix and IPA operate.

“Material Contracts” is defined in Section 2.15(a).

“Maximum Amount” is defined in Section 8.2(b)(i).

“Medicaid” is defined in Section 2.26(a).

“Medicare” is defined in Section 2.26(a).

“Merger” is defined in the Recitals to this Agreement.

“Multiple Employer Plan” is defined in Section 2.10(f).

“Multiemployer Plan” is defined in Section 2.10(f).

“Net Working Capital” means the amount of total current assets of the Business less the amount of total current liabilities of the Business, in each case determined as of the close of business on the day immediately prior to the Closing Date and prepared in a manner consistent with the accounting principles set forth in Schedule 1.4, as finally determined pursuant to Section 1.4. Notwithstanding the foregoing, Net Working Capital shall exclude any current assets (i) that reflect deferred Tax items established to reflect timing differences for Tax and book; (ii) the rights to any Tax refunds, (iii) the rights to payments under any Tax sharing agreement that is to be terminated under Article 10; or (iv) that reflect the value of any Tax attributes of the Companies or the Parent Affiliated Group.

“Net Working Capital Adjustment” is defined in Section 1.4(a).

“Non-Competition Agreement” is defined in Section 6.13.

“Non-U.S. Plans” is defined in Section 2.10(g).

“Objection Notice” is defined in Section 1.4(b).

“Order” means any award, civil investigative demand, decision, injunction, decree, judgment, order, ruling, charge, subpoena, verdict or other restriction entered, issued or made by any Governmental Authority.

“Ordinary Course” shall mean the ordinary course of business of each Company, consistent with past custom and practice (including as applicable, with respect to quantity and frequency).

“Parent” is defined in the initial paragraph of this Agreement.

“Parent Affiliated Group” means any group of entities that includes Parent, Seller or any of their Affiliates that is not a Company, on the one hand, and any Company, on the other hand, that has elected to file or otherwise files a consolidated, combined, or unitary Tax Return for U.S. federal, state, local, or foreign Tax purposes.

“Parent’s knowledge” or other references to the knowledge or awareness of Parent means the actual knowledge of Ronald Malone, John Potapchuk, Anthony Strange, Tom Boelsen, Stephen Paige, John Camperlengo, Dan Walsh and George Herchenroether.

“Permit” means any permit, license, franchise, certificate of occupancy, operating certificate, accreditation, approval or other authorization (including OSHA ratings) of any Governmental Authority.

“Permitted Liens” means (i) inchoate Liens arising under operation of law for Taxes not yet due, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar encumbrances arising under operation of law securing sums which are not yet due, (iii) Liens that will be released on the Closing Date, (iv) inchoate landlord’s Liens arising by operation of an applicable Law, and (v) defects or imperfections of title, easements, covenants, rights-of-way, restrictions and other similar charges or encumbrances not materially affecting the value of the relevant asset or materially interfering with its uses in the Ordinary Course.

“Person” means any individual, corporation, partnership, association or any other entity or organization.

“Privacy and Security Rules” is defined in Section 2.28(h).

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit whether civil, criminal, administrative, investigative or informal brought, conducted, commenced or heard by or before any Governmental Authority or arbitrator.

“Real Property” is defined in Section 2.11(b).

“Recovery Amount” is defined in Section 8.4(a).

“Redemption Note” is defined in the Recitals to this Agreement.

“Registration Agreement” is defined in Section 6.11.

“Restructuring” is defined in the Recitals to this Agreement.

“Retained Shares” is defined in Section 1.3(d).

“Schedule” is defined in the preamble to Article 2.

“Seller” is defined in the initial paragraph of this Agreement.

“Seller Note” is defined in Section 1.3(c).

“Seller Parties” is defined in Section 8.3(a).

“Share Certificates” is defined in Section 1.1.

“Shares” is defined in Section 1.1.

“Special Representations” is defined in Section 8.1.

“Stockholders’ Agreement” is defined in Section 6.11.

“Straddle Period” means any period relating to a Tax that begins before and ends after the Closing Date.

“Sunshine Agreement” is defined in Section 2.28(i).

“Target Net Working Capital” means $15,500,000.

“Tax” means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, real property, personal property, unclaimed property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under applicable tax law or properly assessed or charged by any Governmental Authority, whether disputed or not.

“Tax Claim” is defined in Section 10.6.

“Tax Contest” is defined in Section 10.6.

“Tax Return” means any report, return, or other information required (including any attachments or schedules required to be attached to a such report, return, or other information) required under applicable Law to be supplied (or actually supplied) to a Governmental Authority in connection with Taxes.

“Top Clients” is defined in Section 2.24.

“Top Providers” is defined in Section 2.25.

“Transaction Expenses” is defined in Section 12.10.

“Transactions Rule” is defined in Section 2.28(h).

“Transition Services Agreement” is defined in Section 6.14.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local regulation or ordinance.

“Working Capital Statement” is defined in Section 1.4(a).

ARTICLE 12

GENERAL

Section 12.1    Entire Agreement. This Agreement, the Schedules hereto and the agreements specifically referred to herein (including the Confidentiality Agreement) set forth the entire agreement and understanding of Parent, Seller and Buyer in respect of the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, including that certain letter agreement dated May 9, 2008 by and between Water Street Healthcare Partners, L.P. and Parent. No representation, promise, inducement or statement of intention has been made by Parent, Seller or Buyer that is not embodied in this Agreement or in the documents specifically referred to herein and none of Parent, Seller or Buyer shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

Section 12.2    Binding Effect; Benefits; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against Parent, Seller and Buyer and their respective successors and authorized assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. None of Parent, Seller or

Buyer shall assign any of their respective rights or obligations under this Agreement to any other Person without the prior written consent of the other parties and any attempted assignment without such consent shall be void, except that Buyer may assign its rights and obligations (i) to one or more wholly-owned subsidiaries of Buyer (including any subsidiaries which may be organized subsequent to the date hereof), (ii) in connection with a sale of capital stock, a sale of assets, a merger or other disposition involving any Company or (iii) to any lender providing financing to any Company or any of its Affiliates, for collateral security purposes, and any such lender may exercise all of the rights and remedies of Buyer hereunder, provided that no such assignment shall in any manner limit or impair Buyer’s obligations hereunder.

Section 12.3    Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In this Agreement, the term “including” and words of similar import mean “including, without limitation,” unless the context requires otherwise. Each party to this Agreement and its counsel have participated in the drafting of this Agreement, the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of construction to the effect that any ambiguities shall be resolved against the drafting party shall be used to interpret this Agreement.

Section 12.4    Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by Parent, Seller and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance.

Section 12.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, as applicable to Contracts made and to be performed in that State, without regard to conflict of laws principles.

Section 12.6	Jurisdiction.

(a) EXCLUSIVE JURISDICTION. PARENT, SELLER AND BUYER AGREE THAT ALL ACTIONS TO ENFORCE THIS AGREEMENT AND ALL DISPUTES AMONG OR BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG OR BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED ONLY BY A COURT LOCATED IN THE STATE OF DELAWARE, AND PARENT, SELLER AND BUYER HEREBY CONSENT AND SUBMIT TO THE JURISDICTION OF SUCH COURT.

(b) WAIVERS. PARENT, SELLER AND BUYER HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS UPON THEM AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED MAIL DIRECTED AS SET FORTH TO PARENT, SELLER OR BUYER AT ITS ADDRESS SET FORTH IN SECTION 12.8, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT

THEREOF. PARENT, SELLER AND BUYER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL, ANY OBJECTION BASED ON FORUM NON CONVENIENSAND ANY OBJECTION TO VENUE IN THE STATE OF DELAWARE IN CONNECTION WITH ANY CLAIM OR CAUSE OF ACTION TO ENFORCE THIS AGREEMENT OR BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. PARENT, SELLER AND BUYER AGREE THAT THE STATE OF DELAWARE IS A REASONABLY CONVENIENT FORUM TO RESOLVE ANY DISPUTE BETWEEN OR AMONG THEM. EACH PARTY REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. NOTHING IN THIS SECTION 12.6 SHALL AFFECT THE RIGHT OF PARENT, BUYER OR SELLER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 12.7    Public Disclosure. Except as required by applicable Law or listing agreement with a securities exchange, none of Parent, Seller or Buyer shall make any public, industry or trade disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without prior consultation with the other parties and the prior consent of the other parties, which consent shall not be unreasonably withheld. If Parent, Seller or Buyer determines that the disclosure of the existence or terms of this Agreement is required by applicable Law or listing agreement with a securities exchange, such party or parties shall so notify the other party or parties and shall provide to the other party or parties a copy of such public disclosure prior to releasing it.

Section 12.8    Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered, on the date of transmission if sent by facsimile, one day after being deposited with a recognized overnight courier, or three days after being mailed first class, postage prepaid, in each case to the parties at the addresses listed below:

(a)	If to Parent or Seller:

Gentiva Health Services, Inc.

3 Huntington Quadrangle, Suite 200S

Melville, New York 11741-4627

Telephone:	(631) 501-7000
Facsimile:	(913) 814-5920
Attention:	Stephen B. Paige

with a copy to (which copy shall not constitute notice hereunder):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

Telephone:	(212) 310-8000
Facsimile:	(212) 310-8007
Attention:	Jeffrey J. Weinberg

Raymond O. Gietz

(b)	If to Buyer:

CCX Holdings LLC

c/o Water Street Healthcare Partners, LLC

333 West Wacker Drive

Suite 1620

Chicago, IL 60606

Telephone:	(312) 506-2900
Facsimile:	(312) 506-2901
Attention:	Kip Kirkpatrick

Ned Villers

with a copy to (which copy shall not constitute notice hereunder):

Winston & Strawn LLP

35 West Wacker Drive

Chicago, IL 60601

Telephone:	(312) 558-5600
Facsimile:	(312) 558-5700
Attention:	Steven J. Gavin

Matthew F. Bergmann

Any party may change its address by prior written notice to the other parties.

Section 12.9    Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all counterparts shall together constitute one and the same instrument.

Section 12.10  Expenses. Except as expressly provided in this Agreement, each party shall pay its own expenses, costs and fees incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and related documents and the consummation of the transactions contemplated hereby; provided, that, upon the consummation of such transactions, Water Street Healthcare Partners, LLC and its Affiliates and Parent, respectively, shall be entitled to payment or reimbursement, as applicable, by CareCentrix of the expenses, costs and fees incurred by them in connection with such transactions as set forth on Schedule 12.10 (collectively, the “Transaction Expenses”).

Section 12.11  Severability. If any court of competent jurisdiction determines that any provision (or portion thereof) of this Agreement is unenforceable in any respect, then the provision (or portion thereof) shall be deemed limited to the extent that the court deems it enforceable, and as so limited shall remain in full force and effect and the remaining provisions of this Agreement shall remain in full force and effect.

Section 12.12  Certain Information. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Disclosure Schedule or Exhibits attached hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside the Ordinary Course, and no party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Disclosure Schedule or Exhibits in any dispute or controversy among the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule or Exhibit is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside the Ordinary Course for purposes of this Agreement. The information contained in this Agreement and in the Disclosure Schedule and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including any violation of Law or breach of Contract.

Section 12.13  Specific Performance. The parties hereto agree that if any of the provisions of the Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

[signature page follows]

IN WITNESS WHEREOF, Buyer, Parent and Seller have caused this Agreement to be duly executed as of the day and year first written above.

CCX HOLDINGS LLC

By: Water Street Healthcare Partners II, L.P.
Its: Sole Member

By: Water Street Healthcare Management II, L.P.
Its: General Partner

By: Water Street Healthcare Partners, LLC
Its: General Partner
By:	/s/ Harreld N. Kirkpatrick III
Harreld N. Kirkpatrick III, Managing Director

Gentiva Health Services, Inc.

By:	/s/ John R. Potapchuk
Name:	John R. Potapchuk
Title:	Executive Vice President/CFO

Gentiva Health Services Holding Corp.

By:	/s/ John R. Potapchuk
Name:	John R. Potapchuk
Title:	Executive Vice President/CFO